Exhibit 10.58

SETTLEMENT AGREEMENT

dated as of

July 11, 2005

by and among

WELLPOINT, INC.,

THE REPRESENTATIVE PLAINTIFFS,

THE SIGNATORY MEDICAL SOCIETIES,

AND CLASS COUNSEL

SETTLEMENT AGREEMENT

This Agreement is made and entered into as of the date set forth on the signature pages hereto by and among the Representative Plaintiffs in the Actions (on behalf of themselves and each of the Class Members who have not validly and timely requested to Opt-Out of this Agreement), by and through Class Counsel, Company and those medical societies identified on the signature pages hereto (such medical societies are herein collectively referred to as the “Signatory Medical Societies”) (the Representative Plaintiffs, the Class Members who have not validly and timely requested to Opt-Out of this Agreement, Company and the Signatory Medical Societies are herein collectively referred to as the “Parties”). The Parties intend this Agreement to resolve, discharge and settle the Released Claims, fully, finally and forever according to the terms and conditions set forth below.

W I T N E S S E T H:

WHEREAS, by Order filed June 13, 2000, the United States District Court for the Southern District of Florida (the “Court”) assigned each action that has been assigned MDL Docket No. 1334 to one of two tracks: a “Subscriber Track” and a “Provider Track”;

WHEREAS, the Provider Track includes all actions under MDL Docket No. 1334 brought by health care providers or by representatives of said providers;

WHEREAS, by Order filed October 23, 2000, the Judicial Panel on Multidistrict Litigation transferred and consolidated the Provider Track actions for pretrial purposes before the Court;

WHEREAS, on September 19, 2002, certain Representative Plaintiffs in Shane I filed Plaintiffs’ Second Amended Consolidated Class Action Complaint, and, on September 26, 2002, the Court issued its Order Granting Provider Track Class Certification in Shane I;

WHEREAS, on September 1, 2004, certain Representative Plaintiffs in Shane II filed Plaintiffs’ Amended Class Action Complaint;

WHEREAS, on November 9, 2004, certain Representative Plaintiffs in Thomas filed Plaintiffs’ Third Amended Class Action Complaint;

WHEREAS, Company denies the material factual allegations and legal claims asserted in the Complaints, including without limitation any and all charges of wrongdoing or liability arising out of any of the conduct, statements, acts or omissions alleged, or that could have been alleged, in the Complaints including without limitation the allegations that the Representative Plaintiffs and/or other Class Members have suffered damages; that Company improperly manipulated claim procedures or capitation payments or any other payments; that Company paid at incorrect rates or improperly applied reimbursement policies; that Company fraudulently misrepresented the criteria for insurance coverage determination, treatment decisions, claims payments and adequacy of capitation payments; that Company conspired with or aided and abetted wrongful conduct of any other person; and that the Representative Plaintiffs and/or other Class Members were harmed by the conduct alleged in the Complaints;

WHEREAS, Company has asserted a number of defenses to the claims set forth in the Complaints that Company believes are meritorious; nonetheless, Company has a desire to make more transparent, simplify and otherwise improve the systems through which it conducts business with Representative Plaintiffs and has concluded that further conduct of the Actions would be protracted and expensive and that it is desirable that the Actions be fully and finally settled in the manner and upon the terms and conditions set forth in this Agreement;

WHEREAS, the Representative Plaintiffs believe that the claims asserted in the Actions have merit; nonetheless Representative Plaintiffs and Class Counsel recognize and acknowledge the expense and length of continued proceedings that would be necessary to prosecute the Actions against Company through trial and appeals;

WHEREAS, Representative Plaintiffs and Class Counsel also have taken into account the uncertain outcome and the risk of any class action, especially in complex actions such as the Actions, as well as the difficulties and delays inherent in such Actions, and Counsel for the Representative Plaintiffs believe that the settlement set forth in this Agreement confers substantial benefits upon the Representative Plaintiffs and the other Class Members;

WHEREAS, based on their evaluation of all of these factors, and recognizing that Company’s compliance with the terms of this Agreement is beneficial to Class Members and that such compliance does not and shall not violate any legal right of Class Members, the Representative Plaintiffs and Class Counsel have determined that this Agreement is in the best interests of themselves and the other Class Members;

WHEREAS, the Signatory Medical Societies have determined that it is in their best interests to obtain the benefits afforded to such Signatory Medical Societies by the applicable provisions of this Agreement, and, in exchange therefor, to make the commitments and agreements contained herein, including without limitation those contained in § 13;

NOW, THEREFORE, IT IS HEREBY STIPULATED AND AGREED by and among the Parties that, subject to the approval of the Court, the Actions and the Released Claims shall be finally and fully resolved, compromised, discharged and settled under the following terms and conditions:

1.	Definitions.

As used in this Agreement and all exhibits to this Agreement, the following terms have the meaning specified.

1.1 “Actions” means Shane I, Shane II, and Thomas.

1.2 “Active Physician” means a Class Member who is a Physician and who is not a Retired Physician as of the Preliminary Approval Date.

1.3 “Active Physician Amount” shall have the meaning assigned to that term in § 8.3(b) of this Agreement.

1.4 “Adverse Determination” shall have the meaning assigned to that term in § 7.11(b)(i) of this Agreement.

1.5 “Affiliate” or “Affiliates” means with respect to any Person, any other Person controlling, controlled by or under common control with such first Person. The term “control” (including without limitation, with correlative meaning, the terms “controlled by” “under common control with”), as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and Policies of such Person, whether through the ownership of voting securities or otherwise.

1.6 “Agreement” means this Settlement Agreement, inclusive of all exhibits hereto.

1.7 “AMA” means the American Medical Association.

1.8 “Attorney’s Fees” means the funds for attorney’s fees and expenses that may be awarded by the Court to Class Counsel.

1.9 “Bar Order” means an order of the Court barring the assertion of claims against the Released Parties for contribution, indemnity or other similar claims by other Persons in the form included as part of the Final Order and Judgment.

1.10 “Base Amount” shall have the meaning assigned to that term in § 8.3(d) of this Agreement.

1.11 “BCBSA” means the Blue Cross Blue Shield Association.

1.12 “Billing Dispute” shall have the meaning assigned to that term in § 7.10(a) of this Agreement.

1.13 “Billing Dispute External Review Board” shall have the meaning assigned to that term in § 7.10(a) of this Agreement.

1.14 “BlueCard Program” means the program governed by BCBSA that requires Blue Cross and/or Blue Shield Plans to use certain policies, procedures and/or technology to service Blue Cross and/or Blue Shield members located outside of a Blue Cross and/or Blue Shield Plan’s service area.

1.15 “Blue Cross and/or Blue Shield Plan Plan Members” means a Plan Member of a Subsidiary that is a Blue Cross and/or Blue Shield licensee.

1.16 “Capitation” means the payment by Company to Physicians, Physician Groups or Physician Organizations of a per member per month amount (including but not limited to percentage of premium) by which Company transfers to the provider the financial risk for those Covered Services as set forth in the contract between Company and the provider.

1.17 “CCI” or the “Correct Coding Initiative” means CMS’s published list of edits and adjustments that are made to health care providers’ claims submitted for services or supplies provided to patients insured under the federal Medicare program and/or under other federal insurance programs.

1.18 “Certification” shall mean the document Company files pursuant to § 7.34.

1.19 “Claim Form” means a document in substantially the form attached hereto as Exhibit A.

1.20 [This section intentionally left blank.]

1.21 “Class” means any and all Physicians, Physicians Groups and Physician Organizations who provided Covered Services to any Plan Member or any individual enrolled in or covered by a plan offered or administered by any Person named as a defendant in the Complaints or by any of their respective current or former Subsidiaries or Affiliates, in each case from August 4, 1990 through the Preliminary Approval Date.

1.22 “Class Counsel” means those persons identified in § 5 as Class Counsel.

1.23 “Class Member” means any Person who is a member of the Class.

1.24 “Clinical Information” means clinical, operative or other medical records and reports kept in the ordinary course of a Physician’s, Physician Group’s or Physician Organization’s business, and, where applicable, requested statements of Medical Necessity.

1.25 “CMS” means the Centers for Medicare and Medicaid Services (formerly known as Health Care Financing Administration).

1.26 “CMS-1500” means the health care provider claim form number 1500 created by CMS, as such form exists on the date of this Agreement and as it may be amended, modified or superseded thereafter during the term of this Agreement.

1.27 “Company” means WellPoint, Inc. and each of its Subsidiaries.

1.28 “Complaints” means the initial complaint and any and all subsequent complaints filed in the Actions.

1.29 “Complete Claim” means, except as provided in the last sentence of § 7.18(a), a claim for Covered Services that (a) is timely received by Company, (b) has a corresponding referral (whether in paper or electronic format), if required for the applicable claim, (c) meets all the requirements of § 7.17(b), (d) (i) when submitted via paper has all the elements of the CMS-1500 (or successor standard) forms or (ii) when submitted via an electronic transaction, uses only permitted standard code sets (e.g., CPT®-4, ICD-9, HCPCS) and has all the elements of the standard electronic formats, as required by applicable Federal authority and state regulatory authority, (e) is a claim for which Company is the primary payor or Company’s responsibility as a secondary payor has been established, (f) contains no defect or error that would affect the adjudication of the claim, (g) includes supporting documentation consistent with this Agreement sufficient for Company to make a payment determination, and (h) is under a Plan for which all applicable premiums have been paid.

1.30 “Compliance Dispute” means any claim that Company has failed to carry out any of its obligations under § 7 of this Agreement (with the exception of § 7.29(f)); provided, however, that none of the following shall be deemed a Compliance Dispute: (A) a Released Claim, (B) a Retained Claim, (C) a Billing Dispute; (D) a claim for which the Adverse Determination Review Process is available.

1.31 “Compliance Dispute Claim Form” means a document in substantially the same form as Exhibit B, attached hereto.

1.32 “Compliance Dispute Facilitator” means the person who, pursuant to § 12.1(a) of this Agreement, shall screen Compliance Disputes.

1.33 “Compliance Dispute Review Officer” means the person chosen pursuant to § 12.1(b) of this Agreement and charged with the administration of Certifications and Compliance Disputes under this Agreement.

1.34 “Conclusion Date” shall have the meaning assigned to that term in the preamble to § 7 of this Agreement.

1.35 “Court” shall have the meaning assigned to that term in the recitals of this Agreement.

1.36 “Covered Services” means a health care benefit that is within the coverage described in the Plan Documents applicable to an eligible Company Plan Member.

1.37 “CPT®,” “CPT® Codes,” and “CPT Coding” mean medical nomenclature published by the AMA containing a systematic listing and coding of procedures and services provided to patients by physicians and certain non-physician health professionals. When used herein, “CPT®” and “CPT® Codes” refer to such medical nomenclature as it exists as of the date of this Agreement and as it may be amended, modified or superseded thereafter during the term of this Agreement.

1.38 “Credentialing Committee” means any committee maintained by Company which has decision-making authority regarding credentialing and re-credentialing of individual Physicians as Participating Physicians with Company.

1.39 “Delegated Entity,” (1) as the term applies to arrangements in California with respect to which Company is operating as a Blue Cross and/or Blue Shield licensee, means (i) a risk-bearing organization, organized delivery system, limited or specialized licensed health plan or other risk-bearing entity as defined by California law, or (ii) a full service licensed health plan where it is reasonably necessary because Company does not have reasonable capacity to provide or administer coverage in those geographic areas or specialty services; and (2) as the term applies otherwise, means an entity that is not an Affiliate of Company to the extent that such entity (i) maintains its own contracts with Physicians separate from any contracts between Company and Physicians, and, (ii) by agreement with Company, (A) agrees to provide Plan Members with access to such Physicians pursuant to terms of such agreements; and (B) performs some or all of the functions with respect to Plans which otherwise would be performed by Company, including without limitation claims adjudication, utilization review, utilizations management and Physician credentialing.

1.40 “Downcoding” shall have the meaning assigned to that term in § 7.19 of this Agreement.

1.41 “Edit” means a practice or procedure pursuant to which one or more adjustments are made to CPT® Codes or HCPCS Level II Codes included in a claim that result in (a) payment being made based on some, but not all, of the CPT® Codes or HCPCS Level II Codes included in the claim, (b) payment being made based on different CPT® Codes or HCPCS Level II Codes than those included in the claim, (c) payment for one or more of the CPT® Codes or HCPCS Level II Codes included in the claim being reduced by application of Multiple Procedure Logic, (d) payment for one or more of the CPT® Codes or HCPCS Level II Codes being denied, or (e) any combination of the above.

1.42 “Effective Date” shall have the meaning assigned to that term in § 14.4 of this Agreement.

1.43 “Effective Period” shall have the meaning assigned to that term in the preamble to § 7 of this Agreement.

1.44 “Enrollment” or “Enrollment Date” shall mean the date upon which a Plan Member becomes eligible to receive Covered Services.

1.45 “EOB” means an Explanation of Benefit or any comparable form or statement communicating to a Plan Member the results of Company’s adjudication of claim(s) with respect to or on behalf of such Plan Member.

1.46 “ERISA” means the Employment Retirement Income Security Act of 1974, as amended, and the rules and regulations promulgated thereunder.

1.47 “Execution Date” means the later of (i) the date on which the signature of Company has been delivered to Class Counsel; and (ii) the date on which the signatures of all Representative Plaintiffs, Signatory Medical Societies and Class Counsel have been delivered to Company.

1.48 “External Review” shall have the meaning assigned to that term in § 7.11(e)(i) of this Agreement.

1.49 “FDA” means the Food and Drug Administration.

1.50 “Federal Employee Program” means the federal government nationwide service benefit plan administered pursuant to a contract between BCBSA and the Office of Personnel Management.

1.51 “Final Order and Judgment” means the order and form of judgment approving this Agreement and dismissing Company with prejudice, in each case in the forms attached hereto as Exhibits C1-4.

1.52 “Final Order Date” means the date on which the Court enters the Final Order and Judgment.

1.53 “First Alternate” shall have the meaning assigned to that term in § 12.1(b) of this Agreement.

1.54 “Foundation” shall have the meaning assigned to that term in § 8.1 of this Agreement.

1.55 “Force Majeure” shall have the meaning assigned to that term in § 7.32 of this Agreement.

1.56 “Fully-Insured Plan” means a Plan as to which Company assumes all or a majority of healthcare cost and/or utilization risk.

1.57 “HCPCS Level II Codes” means alphanumeric codes used to identify those codes not included in CPT® and that are commonly referred to as Healthcare Common Procedure Coding System Level II Codes.

1.58 “HealthLink” means HealthLink, Inc. and any of its Subsidiaries and Affiliates.

1.59 “HIPAA” means the Health Insurance Portability and Accountability Act of 1996.

1.60 “Implementation Date” shall have the meaning assigned to that term in the preamble to § 7 of this Agreement.

1.61 “Independent Review Organization” shall have the meaning assigned to that term in § 7.11(e)(i) of this Agreement.

1.62 “Interest Rate” means a 4.75% rate of return without compounding.

1.63 “Internal Compliance Officer” shall have the meaning assigned to that term in § 12.7.

1.64 “Individually Negotiated Contract” means a contract pursuant to which the parties to the contract, as a result of negotiation, agreed to one or more substantial modifications to the terms of Company’s applicable standard form agreement to individually suit, in whole or in part, the needs of a Participating Physician, Physician Group or Physician Organization (including but not limited to higher or customized rates and/or other customized payment methodologies).

1.65 “Mailed Notice” means the form of the notice attached hereto as Exhibit D.

1.66 “Medical Necessity” and “Medically Necessary” shall have the meaning assigned to that term in § 7.16(a) of this Agreement.

1.67 “Multiple Procedure Logic” means the practices or procedures used by Company to reduce the allowable amount for one or more of the CPT® Codes or HCPCS Level II Codes included in a claim as a result of multiple surgical procedures or services having been performed on the same patient on the same date of service.

1.68 “Non-Participating” means, with respect to a Physician, Physician Group, or Physician Organization, a Physician, Physician Group, or Physician Organization that is not a Participating Physician, Physician Group, or Physician Organization.

1.69 “Non-Released Litigation” shall have the meaning assigned to that term in § 13.3(c) of this Agreement.

1.70 “Notice Date” shall have the meaning assigned to that term in § 6.1 of this Agreement.

1.71 “Objection Date” shall have the meaning assigned to that term in § 6 of this Agreement.

1.72 “Opt Out” shall have the meaning assigned to that term in § 6.1 of this Agreement.

1.73 “Opt Out Deadline” shall have the meaning assigned to that term in § 6.1 of this Agreement.

1.74 “Overpayment” means, with respect to a claim submitted by or on behalf of a Physician, Physician Group or Physician Organization, any erroneous or excess payment that Company makes for any reason, including, but not limited to, (i) payment at an incorrect rate, (ii) duplicate payments for the same Physician Service, (iii) payment with respect to an individual who was not a Plan Member on the date the Physician provided the Physician Service(s) that are the subject of such payment, and (iv) payment for any non-Covered Service.

1.75 “Participating Physician” means a Physician who has entered into a valid written contract with Company (or who has agreed pursuant to an arrangement with a Physician Group, Physician Organization or other entity which has a valid written contract with Company) to provide Covered Services to Plan Members and, where applicable, who meets Company’s credentialing requirements, during the effective period of such a contract. The fact that a Physician has entered into an agreement with a rental network (§ 7.29(p)(ii)) does not make that Physician a Participating Physician.

1.76 “Participating Psychiatrist” means a Psychiatrist who is a Participating Physician.

1.77 “Parties” shall have meaning assigned to that term in the preamble of this Agreement.

1.78 “Person” or “Persons” means all persons and entities (including without limitation natural persons, firms, corporations, limited liability companies, joint ventures, joint stock companies, unincorporated organizations, agencies, bodies, governments, political subdivisions, governmental agencies and authorities, associations, partnerships, limited liability partnerships, trusts, and their predecessors, successors, administrators, executors, heirs and assigns).

1.79 “Petitioner” shall have the meaning assigned to that term in § 12.2 of this Agreement.

1.80 “Physician” means an individual duly licensed by a state licensing board as a Medical Doctor or as a Doctor of Osteopathy and shall include both Participating Physicians and Non-Participating Physicians.

1.81 “Physician Advisory Committee” shall have the meaning assigned to that term in § 7.9(a) of this Agreement.

1.82 “Physician Group” means two or more Physicians, and those claiming by or through them, who practice under a single taxpayer identification number.

1.83 “Physician Organization” means any association, partnership, corporation or other form of organization (including without limitation independent practice associations and physician hospital organizations), that arranges for care to be provided to Plan Members by Physicians organized under multiple taxpayer identification numbers.

1.84 “Physician Services” means Covered Services that a Physician provides to a Plan Member, as specified in applicable agreements with Company or otherwise.

1.85 “Physician Specialty Society” means a United States medical specialty society that represents diplomats certified by a board recognized by the American Board of Medical Specialties.

1.86 “Plan” means a benefit plan through which a Plan Member obtains health care benefits set forth in pertinent Plan Documents.

1.87 “Plan Documents” means the documents defining the health care benefits available to a Plan Member, including the Plan Member’s Summary Plan Description, Certificate of Coverage or other applicable coverage document, and the terms and conditions under which such benefits are available under the Plan.

1.88 “Plan Member” means an individual enrolled in or covered by a Plan offered and administered by Company.

1.89 “Post-Service Appeal” shall have the meaning assigned to that term in § 7.11(c)(ii)(A) of this Agreement.

1.90 “Precertification” means approval by the Company that the service or supply is Medically Necessary and/or not experimental or investigational.

1.91 “Preliminary Approval Date” means the date the Preliminary Approval Order is entered by the Court.

1.92 “Preliminary Approval Hearing” shall have the meaning assigned to that term in § 4 of this Agreement.

1.93 “Preliminary Approval Order” means the preliminary approval order as attached hereto at Exhibit E.

1.94 “Pre-Service Appeal” shall have the meaning assigned to that term in § 7.11(c)(i) of this Agreement.

1.95 “Product Network” means a network of Participating Physicians who, pursuant to contracts with Company, provide Covered Services to Plan Members for one or more products or types of products offered by Company (e.g., HMO, PPO, POS, Indemnity) in exchange for a specified type of compensation (e.g., fee-for-service, capitation).

1.96 “Provider Track” shall have the meaning assigned to that term in the recitals of this Agreement.

1.97 “Provider Website” means the secure (password protected) online resources for Participating Physicians to obtain information about Company, its products and policies and other information described in more detail in this Agreement.

1.98 “Prudent Buyer Plan Participating Physician Agreement” means the standard form agreement between Blue Cross of California and its Participating Physicians, Physician Groups, and Physician Organizations to provide Covered Services for its preferred provider organization products.

1.99 “Psychiatrist” means a Physician who is duly licensed by a state licensing board to provide mental health services and shall include without limitation both Participating Physicians and Non-Participating Physicians.

1.100 “Public Website” means the online resources for the public to obtain information about Company, its products and policies and other information.

1.101 “Published Notice” means the form of notice attached hereto as Exhibit F.

1.102 “Qualified Reviewer” shall have the meaning assigned to that term in § 7.11(c)(ii)(A) of this Agreement.

1.103 “Released Parties” shall have the meaning assigned to that term in § 13.1(a) of this Agreement.

1.104 “Released Rights” or “Released Claims” shall have the meaning assigned to that term in § 13.1(c) of this Agreement.

1.105 “Releasing Parties” shall have the meaning assigned to that term in § 13.1(a) of this Agreement.

1.106 “Remittance Advice” means the form sent by Company to health care providers explaining Company’s computation of benefits and payment amounts on a claim. The Remittance Advice is sometimes referred to as an “Explanation of Payment” form or “EOP.”

1.107 “Representative Plaintiffs” means collectively Glenn Kelly, M.D., Leonard Klay, M.D., Charles B. Shane, M.D., Jeffrey Book, D.O., Andres Taleisnik, M.D., Julio Taleisnik, M.D., Roger Wilson, M.D., Thomas Backer, M.D., Martin Moran, M.D., H. Robert Harrison, M.D., Lance R. Goodman, M.D., Stephen R. Levinson, M.D., K. Laugel, M.D., Kevin J. Lynch, M.D., Kenneth A. Thomas, M.D., Manual Porth, M.D., John West, M.D., Mark Vrana, M.D., Jonathan D. Winner, M.D., William Robert Smith, Jr., M.D., and Andres Melendez-Dedos, M.D.

1.108 “Retained Claims” shall have the meaning assigned to that term in § 13.6 of this Agreement.

1.109 “Retired Physician” means a Class Member who, subsequent to August 4, 1990, has become an inactive Physician, has retired from the practice of, or has otherwise ceased to practice, medicine or has died as of the date of Preliminary Approval.

1.110 “Reversion Amount” shall have the meaning assigned to that term in § 8.4 of this Agreement.

1.111 “Second Alternate” shall have the meaning assigned to that term in § 12.1(b) of this Agreement.

1.112 “Self-Insured Plan” means any Plan other than a Fully Insured Plan.

1.113 “Senior Management” shall have the meaning assigned to that term in § 12.7 of this Agreement.

1.114 “Settlement Administrator” shall have the meaning assigned to that term in § 8.3 of this Agreement.

1.115 “Settlement Amount” shall have the meaning assigned to that term in § 8.2 of this Agreement.

1.116 “Settlement Fund” shall have the meaning assigned to that term in § 8.2 of this Agreement.

1.117 “Settlement Hearing Date” shall have the meaning assigned to that term in § 6.2 of this Agreement.

1.118 “Signatory Medical Societies” shall have the meaning assigned to that term in the preamble of this Agreement.

1.119 “Significant Edit” means an Edit that Company reasonably believes, based on its experience with submitted claims, will cause, on the initial review of submitted claims, the denial of or reduction in payment for a particular CPT® Code or HCPCS Level II Code more than two-hundred and fifty (250) times per year in any state in which Company operates.

1.120 “Shane I” means Shane v. Humana Inc., et al., Master File No. 00-1334-MD-MORENO.

1.121 “Shane II” means Shane v. Humana Inc., et al.¸ Case No. 04-21589-CIV-MORENO.

1.122 “Subscriber Track” shall have the meaning assigned to that term in the recitals to this Agreement.

1.123 “Subsidiary” or “Subsidiaries” shall mean any entity of which securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, as of Preliminary Approval, or were prior thereto, directly or indirectly owned by Company, but only so long as such securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other persons performing similar functions are, directly or indirectly, held by Company.

1.124 “Tag-Along Actions” shall have the meaning assigned to such term in § 15.1 of this Agreement.

1.125 “Termination Date” shall have the meaning assigned to that term in § 14.6 of this Agreement.

1.126 “Thomas” means Thomas v. Blue Cross and Blue Shield Assoc., et al., Case No. 03-21296-CIV-MORENO/KLEIN.

1.127 “Transition Period” shall have the meaning assigned to that term in § 7.13(b) of this Agreement.

2.	The Actions and Class Covered by This Agreement

This Agreement sets forth the terms of an agreement with respect to the Actions between Company and all Class Members who have not validly and timely requested to Opt-Out of this Agreement. This Agreement relates only to the Actions and other Provider Track actions assigned MDL Docket No. 1334, unless otherwise specified herein.

3.	Commitment to Support and Communications with Class Members

The Parties agree that it is in their best interests to consummate this Agreement and all the terms and conditions contained herein and to cooperate with each other and to take all actions reasonably necessary to obtain Court approval of this Agreement and entry of the orders of the Court that are required to implement its provisions. They also agree to support this Agreement in accordance with and subject to the provisions of this Agreement.

Class Counsel and Plaintiffs shall make every reasonable effort to encourage putative Class Members to participate and not to Opt Out. In addition, Class Counsel shall make all reasonable efforts to enforce the Compliance Dispute resolution provisions of this Agreement set forth in § 12. Plaintiffs, Class Counsel and Company agree that Company may communicate with putative Class Members regarding the provisions of this Agreement, so long as such communications are not inconsistent with the Mailed Notice or other agreed upon communications concerning the Agreement. Company will not discourage the filing of any claims allowed under § 8.3 of this Agreement or advise Class Members with respect to the category or categories of such claims that the Class Members should or should not file under this Agreement. Company will refer to the Settlement Administrator or to Class Counsel any inquiries from Class Members about such claims to be filed under this Agreement.

4.	Preliminary Approval of Settlement

Pursuant to Rule 23(e) of the Federal Rules of Civil Procedure, the Parties shall submit this Agreement, together with the exhibits attached hereto, to the Court at a hearing (the “Preliminary Approval Hearing”) for, among other things, its conditional certification of a settlement class, preliminary approval of the Agreement, the Mailed Notice, the Published Notice and the Claim Form and shall apply to the Court for an Order of Preliminary Approval and Conditional Class Certification, substantially in the form of Exhibit E (“Preliminary Approval Order”).

5.	Notice to Class Members; Notice to Parties Pursuant to This Agreement

After the Court has entered the Preliminary Approval Order and approved the Mailed Notice, the Published Notice and the Claim Form, notice to Class Members shall be disseminated in such form as the Court shall direct; provided that the forms of notice are substantially similar to the Mailed Notice and the Published Notice. A copy of the Claim Form shall be included with the copy of the Mailed Notice that is disseminated to Physicians, Physician Groups, and Physician Organizations. The Mailed Notice shall request and require that any Class Member who has assigned a claim covered by this Agreement to another Person, in whole or in part, to deliver the Mailed Notice to such Person.

Class Counsel and Company shall be jointly responsible for identifying names and addresses of Class Members and shall cooperate with each other and the Settlement Administrator to make such identifications and determinations.

Company shall pay the reasonable cost of notice to Class Members, including without limitation first class mail costs for the mailing of the Mailed Notice, substantially in the same form as Exhibit D. Payment by Company of the cost of the Mailed Notice shall be non-refundable and shall be in addition to the other agreements made herein. Company shall pay for the cost to publish the Published Notice no more than three times in the legal notices section in the national editions of THE WALL STREET JOURNAL and USA TODAY. If publication in one or more of said publications on the foregoing schedule is determined not to be practicable, then either Class Counsel or Company may apply to the Court for alternative notice by publication. Company shall also publish the Published Notice on the Public Website, and, to the extent feasible, shall also publish notice in a nationwide periodical addressing issues of concern to physicians such as The Journal of the American Medical Association or The American Medical News. Company shall maintain the Public Website notices at Company’s cost through at least the Objection Date.

All notices to any Party (including without limitation any designations made by Class Counsel pursuant to this Agreement) required under this Agreement shall be sent by first class U.S. Mail, by hand delivery, or by facsimile, to the recipients designated in this Agreement. Timeliness of all submissions and notices shall be measured by the date of receipt, unless the addressee refuses or delays receipt. The Persons designated to receive notices under this Agreement are as follows, unless notification of any change to such designation is given to each other Party hereto pursuant to this § 5:

Representative Plaintiffs and Signatory Medical Societies: Notice to be given to Class Counsel on behalf of Representative Plaintiffs and Signatory Medical Societies.

Class Counsel:

Archie C. Lamb, Jr.

Law Offices of Archie C. Lamb, LLC

2017 Second Avenue North

Birmingham, AL 35203

Aaron S. Podhurst

Barry L. Meadow

Podhurst Orseck, PA

25 W. Flagler Street, Suite 800

Miami, FL 33130-1780

Nicholas B. Roth

Eyster Key Tubb Weaver & Roth, LLP

402 East Moulton Street, SE

Eyster Building

Decatur, AL 35601

Mark Gray

GRAY WHITE & WEISS

1200 PNC Plaza

500 West Jefferson

Louisville, KY 40202

Robert Foote

FOOTE & MEYERS

416 S. 2nd Street

Geneva, IL 60134

James B. Tilghman

STEWART TILGHMAN FOX & BIANCHI

1 SE 3rd Avenue, Ste 3000

Miami, FL 33131-1764

Dennis G. Pantazis

WIGGINS CHILDS QUINN & PANTAZIS

1400 SouthTrust Tower

420 North 20th Street

Birmingham, AL 35203

Harley S. Tropin

Janet L. Humphreys

Adam M. Moskowitz

Kozyak Tropin & Throckmorton, PA

200 S. Biscayne Boulevard, Suite 2800

Miami, FL 33131-2335

Edith M. Kallas

Joseph P. Guglielmo

Milberg Weiss Bershad & Schulman

One Pennsylvania Plaza

New York, NY 10119

Joe R. Whatley, Jr.

Charlene P. Ford

Othni J. Lathram

Whatley Drake, LLC

2323 Second Avenue North

Birmingham, AL 35203-3807

J. Mark White

WHITE ANDREWS ARNOLD & DOWD

2025 3rd Avenue North, Ste 600

Birmingham, AL 35203

Guido Saveri

R. Alexander Saveri

Cadio Zirpoli

SAVERI & SAVERI

111 Pine Street, Ste 1700

San Francisco, CA 94111-5619

Kenneth S. Canfield

Ralph Knowles

DOFFERMYRE SHIELDS CANFIELD KNOWLES

& DEVINE

1355 Peachtree St., Ste 1600

Atlanta, GA 30309

Company:

Craig A. Hoover

HOGAN & HARTSON LLP

555 Thirteenth Street, NW

Washington, DC 20004

With copies to:

Angela F. Braly, Esq.

WellPoint, Inc.

120 Monument Circle

Indianapolis, IN 46204

Raymond L. Umstead, Esq.

WellPoint, Inc.

120 Monument Circle

Indianapolis, IN 46204

Elliot K. Gordon, Esq.

WellPoint, Inc.

1 WellPoint Way

Thousand Oaks, CA 91362

James E. Hartley, Jr. DRUBNER HARTLEY & O’CONNOR 500 Chase Parkway, 4th Fl. Waterbury, CT 06708 Stan Blumenfeld O’MELVENY & MYERS LLP 400 South Hope Street Los Angeles, CA 90071-2899

In the event that any Party receives a notice from any other Party (in accordance with the provisions of § 5 of this Agreement and as required by any other provision of this Agreement), for which there is a written acknowledgement of receipt, and such receiving Party does not respond to such notice within thirty (30) days of receipt thereof, such receiving Party shall be deemed to have accepted any proposal made by the notifying Party in such notice and shall be deemed to have waived any rights under this Agreement with respect to the matter that is the subject of such notice.

6.	Procedure for Final Approval; Limited Waiver

Following the dissemination of notice as described in § 5, Representative Plaintiffs, Class Counsel and Company shall seek the Court’s final approval of this Agreement. Class Members shall have until the Objection Date to file, in the manner specified in the Mailed Notice, any objection or other response to this Agreement. The Parties agree to urge the Court to set the Objection Date for the date that is 60 days after the Notice Date (the “Objection Date”).

6.1 Opt-Out Timing and Rights

The Parties will jointly request of the Court that the Mailed Notice and the Published Notice be disseminated no later than 30 days after the Preliminary Approval Date (the “Notice Date”).

The Mailed Notice and the Published Notice shall provide that Class Members may request exclusion from the Class by providing notice, in the manner specified in the Notice, on or before a date set by the Court as the Opt-Out Deadline. Representative Plaintiffs, Class Counsel and Company agree to urge the Court to set the Opt-Out Deadline for the date that is 60 days after the Notice Date (the “Opt-Out Deadline”).

Class Members have the right to exclude themselves (“Opt-Out”) from this Agreement and from the Class by timely submitting to the Clerk of the Court a request to Opt-Out and otherwise complying with the agreed upon Opt-Out procedure approved by the Court. Class Members who so timely request to Opt-Out shall be excluded from this Agreement and from the Class. Any Class Member who does not submit a request to Opt-Out by the Opt-Out Deadline or who does not otherwise comply with the agreed upon Opt-Out procedure approved by the Court shall be bound by the terms of this Agreement and the Final Order and Judgment. Any Class Member who does not Opt-Out of this Agreement shall be deemed to have taken all actions necessary to withdraw and revoke the assignment to any Person of any claim against Company.

Any Class Member who timely submits a request to Opt-Out shall have until the Settlement Hearing Date to deliver to Class Counsel and the Settlement Administrator a written revocation of such Class Member’s request to Opt-Out. Class Counsel shall timely apprise the Court of such revocations.

Within ten (10) days after the Opt-Out Deadline, the Settlement Administrator shall furnish Company with a complete list in machine-readable form of all Opt-Out requests filed by the Opt-Out Deadline and not timely revoked. Company shall pay costs of obtaining a copy of the Opt-Out requests.

Notwithstanding any other provisions in this Agreement, after reviewing said list and/or copies of Opt-Out requests and revocations, Company reserves the right, in its sole and absolute discretion, to terminate this Agreement by delivering a notice of termination to Class Counsel, with a copy to the Court, prior to the commencement of the Settlement Hearing if Company determines that Opt-Out requests have been filed (i) relating to more than 25,000 individual Physicians who are Class Members or (ii) representing Class Members who, in the aggregate, received at least five percent (5%) of the total dollar payments that Company made to Class Members in calendar year 2004.

6.2 Setting the Settlement Hearing Date and Settlement Hearing Proceedings

Representative Plaintiffs, the Signatory Medical Societies, Class Counsel and Company agree to urge the Court to hold the Settlement Hearing on the date that is 105 days after the Notice Date (the “Settlement Hearing Date”) and to work together to identify and submit any evidence that may be required by the Court to satisfy the burden of proof for obtaining approval of this Agreement and the orders of the Court that are necessary to effectuate the provisions of this Agreement, including without limitation the Final Order and Judgment and the orders contained therein. At the Settlement Hearing, the Representative Plaintiffs, the Signatory Medical Societies, Class Counsel and Company shall present evidence necessary and appropriate to obtain the Court’s approval of this Agreement, the Final Order and Judgment and the orders contained therein (including without limitation the Bar Order), and shall meet and confer prior to the Settlement Hearing to coordinate their presentation to the Court in support of Court approval thereof.

7.	Settlement Consideration: Business Practice Initiatives

The settlement consideration to the Class Members who have not validly and timely requested to Opt-Out of this Agreement includes, among other things, initiatives and other commitments with respect to Company’s business practices. The Parties agree that the business practice initiatives and other commitments set forth below, which absent this Agreement Company would be under no obligation to undertake, constitute substantial value, and will enhance and facilitate the delivery of Physician Services by Class Members who have not validly and timely requested to Opt-Out of the Agreement. Company investigated and began to implement certain of the business practice initiatives described in or contemplated by this § 7 after the Actions began and/or while the Parties were engaged in discussions to resolve the Actions. Such initial and partial implementation, which shows the Parties’ good faith desire to resolve the Actions, were undertaken to form part of the consideration of the settlement. Company shall have the unilateral and unrestricted right to block access to and/or not apply any or all of the business practice initiatives described in or contemplated by this § 7 to such Class Members, if any, who Opt Out of the Agreement. Without in any way qualifying or limiting the foregoing, Company (a) is informed that it is not uncommon for some members of a class action to opt out for a variety of reasons independent of, among other things, the substantive allegations in the complaint or the terms of a proposed settlement, and (b) states its present intention to exercise, in whole or in part, the right referred to in the immediately preceding sentence to Class Members who Opt-Out.

Company covenants and agrees that, during the period from and after the Execution Date and until the Preliminary Approval Date, it shall not effect any material changes in the business practices that are the subject of the Complaint and governed by the provisions of this Agreement, except changes to such business practices that are contemplated by or otherwise consistent with this Agreement.

Company shall be obligated to commence implementing each commitment set forth in this § 7 from and after the date set forth on Exhibit G attached hereto across from the relevant section number on such Exhibit (the “Implementation Date”) and shall continue implementing each such commitment until the Termination Date, except as modified by § 14.6 (the earliest of such dates, the “Conclusion Date”). With respect to each commitment set forth in this § 7, the “Effective Period” for such commitment shall be the period of time beginning on the Implementation Date shown on Exhibit G and continuing through the Conclusion Date for such commitment. Notwithstanding anything to the contrary contained herein, with respect to each commitment set forth in this § 7, from and after the Conclusion Date for such commitment, Company shall be under no obligation whatsoever to continue to implement such commitment, except as provided in § 14.6.

7.1 Automated Adjudication of Claims

Company, recognizing the desirability of making investments to improve its business relationships with Physicians providing health care services and supplies to Plan Members through, inter alia, efficiency in the processing of claims, has made substantial investments and will continue to make investments in its claims systems and processes until the Conclusion Date in an effort to improve the overall efficiency of the claim adjudication process.

7.2 Increased Internet and Clearinghouse Functionality

Company has made substantial investments, and will continue to make investments, to enhance the ability of Physicians, via the internet or clearinghouses, to register referrals, pre-certify procedures, submit claims for Covered Services, check Plan Member eligibility for Covered Services (based upon current information supplied by or relating to Plan sponsors or other group customers), and to check the status of claims for Covered Services. Company shall allow any Participating Physician, at the physician’s election, to engage in any electronic transaction for which a standard transaction has been established by the HIPAA Standard Transactions and Code Sets Rule.

7.3 Availability of Fee Schedules and Scheduled Payment Dates

Company shall develop and implement a plan not later than twelve (12) months after the Final Order Date reasonably designed to permit a Participating Physician, Physician Group, or Physician Organization that, in each case, has entered into a written contract directly with Company, to the extent the Participating Physician, Physician Group or Physician Organization is compensated on a non-capitated basis, to view, by CD-ROM or electronically (at Company’s option), on a confidential basis, complete fee information showing the applicable fee schedule amounts for such Participating Physician, Physician Group, or Physician Organization pursuant to that Participating Physician’s, Physician Group’s, or Physician Organization’s direct written agreement with Company. A Participating Physician, Physician Group or Physician Organization may elect to receive a hard copy of the fee schedule in lieu of the foregoing. The fee schedule information will be provided by the fee-for-service dollar amount allowable for each CPT® Code for those CPT® Codes that a Participating Physician, Physician Group, or Physician Organization in the same specialty typically uses in providing Covered Services. A Participating Physician, Physician Group or Physician Organization may request and Company will provide the fee-for-service dollar amount allowable for other CPT® Codes that a Participating Physician, Physician Group or Physician Organization actually bills Company. Compensation to Participating Physicians compensated on a non-capitated basis shall be based on a maximum allowable amount, which equals the lesser of the Participating Physician’s actual billed charge or the applicable fee schedule amount. Commencing with the Final Order Date and continuing until implementation of the initiative described above, Company, upon written request from a Participating

Physician, Physician Group, or Physician Organization that, in each case, has entered into a written contract directly with Company, will provide, by hard copy, the fee schedule for up to one hundred (100) CPT® Codes customarily and routinely used by such Participating Physician, Physician Group, or Physician Organization, as specified by such Participating Physician, Physician Group, or Physician Organization. Company shall be obligated to honor only two such requests made annually by such Participating Physician, Physician Group, or Physician Organization. Company will attempt to include provisions in its agreements with Delegated Entities that require comparable disclosure. Company will not require a Participating Physician, Physician Group, or Physician Organization to provide Company with billing rates as a precondition to Company providing fee information pursuant to this section.

7.4 Investments in Initiatives to Improve Provider Relations

Since the inception of these Actions and through the Termination Date, Company has and will expend significant amounts of money and other resources to improve its relations with those providing health care services and supplies to Plan Members, including but not limited to the initiatives described in §§ 7.1, 7.2, 7.3, 7.7, 7.23 and 7.24 of this Agreement.

7.5 Reduced Precertification Requirements

Company has reduced and will continue to attempt to limit the number of services and supplies requiring Precertification and has standardized the services and supplies for which Precertification is required within each market, line of business (e.g., group, individual, etc.) or product for its Fully-Insured and Self-Insured Plans. Company will continue to review its Precertification requirements for further opportunities to reduce the number of services and supplies requiring precertification. Company may continue to require Precertification for services and supplies and may alter or amend the number of services and supplies requiring Precertification in response to changes in market conditions, medical technology, and utilization patterns. Company shall post to its Provider Website not later than three (3) months after the Final Order Date those services or supplies for which Precertification is routinely required for its products, and Company shall update such posting to the extent the services or supplies for which precertification is routinely required changes. Notwithstanding the above, Company’s Self-Insured Plan customers may specify services or supplies for which Precertification is required that differ from or are in addition to the services or supplies for which Company routinely requires Precertification for its Fully-Insured Plans, and such Self-Insured Plans may contract with a different entity to provide Precertification services. Company will propose to its Self-Insured Plan customers that they utilize Company’s standard list of services or supplies for which Precertification is required. With a Self-Insured Plan’s approval, Company will post such Self-Insured Plan’s customized Precertification requirements to Company’s Provider Website.

7.6 Greater Notice of Policy and Procedure Changes

Company shall, if it intends to make a material adverse change(s) in the terms of contracts (including policies and procedures incorporated by reference therein) with Participating Physicians, Physician Groups, or Physician Organizations, give at least ninety (90) days written notice to each Participating Physician, Physician Group, or Physician Organization affected thereby with whom Company has directly contracted (except to the extent that a shorter notice period is required to comply with changes in applicable law), which notice shall reasonably apprise the Participating Physician, Physician Group, or Physician Organization of such change(s), and the change(s) shall become effective at the conclusion of the notice period. If a Participating Physician, Physician Group, or Physician Organization objects to the change(s) that is subject to the notice, the Participating Physician, Physician Group, or Physician Organization must, within thirty (30) days of the date of the notice (which shall be the date the notice is sent by United States mail, by facsimile, or, if Company offers it, electronically at the option of the Physician, Physician Group, or Physician Organization), give written notice to terminate his, her, or its contract with Company, which termination shall be effective at the end of the notice period of the material adverse change unless, within sixty-five (65) days of the date of the original notice of change(s), Company gives written notice to the objecting Participating Physician, Physician Group, or Physician Organization that it will not implement, as to the objecting Participating Physician, Physician Group, or Physician Organization, the material adverse change(s) to which the Participating Physician, Physician Group, or Physician Organization objected. The continuation of care provisions in § 7.13(c) shall apply to any contract termination pursuant to this § 7.6.

7.7 Initiatives to Reduce Claim Resubmissions

Company has implemented a series of initiatives designed to increase the percentage of claim issues resolved on initial review and thereby reduce the percentage of resubmitted claims. Such initiatives include, but are not limited to, implementation of or improvement in virtual processor technologies that analyze pended claims and identify and adjudicate those pended claims that can be decided without further review by Company personnel, implementation of additional automated processes for completing otherwise incomplete claims in order to avoid rejection of such claims, implementation of changes in processes and work flows, enhancement of capabilities to better identify duplicate claims and avoid unnecessary rejections, implementation of improvements in Company’s communications with Physicians regarding Company’s billing requirements, and analysis of the reasons claims are rejected or pended and appropriate responsive action, all of which are designed to improve Company’s ability to resolve issues arising from defective or missing information on claims. Company agrees to continue these or comparable business practices during the Effective Period.

7.8 Disclosure of and Commitments Concerning Claims Payment Practices

(a) Company recognizes the benefit of greater standardization in its claims systems and, to that end, Company expects to consolidate its claims systems in certain of its multistate regions, which will result in greater consistency with respect to its automated “bundling” and other claims payment rules within those regions.

(b) Company agrees that, except for Medicaid, State Childrens’ Health Insurance Programs, and other similar government programs for low-income persons and/or members of state-established high risk pools, (i) its automated “bundling” and other claims payment rules shall be consistent in all material respects, within each state in which Company operates as a Blue Cross and/or Blue Shield licensee, for claims submitted by or on behalf of Company’s Blue Cross and/or Blue Shield Plan Plan Members; provided, however, that this obligation shall not apply to claims processed on Company’s Virginia claims system known as AMYSIS, which currently is used solely to process HMO claims for the Virginia Plan, or to claims processed on Company’s Wisconsin claims system known as FACTS, which currently is used solely to process some ASO claims; and (ii) UniCare’s and HealthLink’s respective automated “bundling” and other claims payment rules shall, with respect to each such entity, be consistent in all material respects within each state in which each entity applies such rules.

(c) In furtherance of the objectives set forth in (a) above and as part of the transition, the parties agree that there will be interim transition periods during which Company is unable to comply fully with the obligations in (b) as a result of the consolidation of systems. Such inability to comply shall not be deemed a violation of this Agreement.

(d) Company agrees to disclose its Significant Edits on the Provider Website by not later than six (6) months after the Final Order Date, or as soon thereafter as practicable. Company agrees to update its disclosure of Significant Edits once per calendar year to reflect changes in Company’s Significant Edits and Company’s experience with submitted claims; provided that Company shall promptly disclose newly-adopted Significant Edits.

(i) Not later than six (6) months after the Final Order Date or as soon thereafter as practicable, Company shall publish on the Provider Website, for each commercially available claims editing software product then in use by Company, a list identifying each customized Edit added to the standard claims editing software product at Company’s request.

(ii) Not later than the Final Order Date, Company shall not routinely require submission of Clinical Information, before or after payment of claims, in connection with Company’s adjudication of a Physician’s claims for payment, except as to claims for unlisted codes, claims to which a modifier 22 is appended, and other limited categories of claims as to which Company determines that routine review of Clinical Information is appropriate; provided that Company shall disclose any such categories on the Public Website and the Provider Website. Notwithstanding the foregoing, Company may require submission of Clinical Information in connection with Company’s adjudication of a Physician’s claims for payment for the purpose of investigating fraudulent or abusive (whether intentional or unintentional) billing practices, but only so long as, and only during such times as, Company has a reasonable basis for believing that such investigation is warranted. A Physician may contest, pursuant to § 7.10(c), any requirement that the Physician submit Clinical Information in connection with Company’s adjudication of the Physician’s claims for payment for the purpose of investigating fraudulent or abusive (whether intentional or unintentional) billing practices. Nothing in this § 7.8(d)(ii) is intended or shall be construed to limit Company’s right to require submission of Clinical Information when such requirement is not in connection with Company’s adjudication of a Physician’s claims for payment or is otherwise permitted by this Agreement, including but not limited to the right to require submission of Clinical Information for Precertification purposes consistent with § 7.5.

(iii) Not later than six (6) months after the Final Order Date, Company shall publish on the Provider Website those limited code combinations as to which it has determined that particular services or procedures, relative to modifiers 25 and 59, are not appropriately reported together with those modifiers and Company’s application of the rule differs from CPT® Codes, guidelines and conventions; provided that no such determination shall be inconsistent with the undertakings set forth in this Agreement.

(e) Company shall promptly update the disclosures required by § 7.8(d)(i), (d)(ii) and (d)(iii) when changes are made to the policies, procedures, or determinations referenced therein.

7.9 Physician Advisory Committee

(a) Prior to the later to occur of (i) three months after the Final Order Date and (ii) selection of the members of the Physician Advisory Committee in accordance with § 7.9(b) of this Agreement, Company shall take all actions reasonably necessary on its part to establish a Physician Advisory Committee (“Physician Advisory Committee”) to discuss regional or national issues arising from or related to the relationships and interactions between and among Physicians, their patients, and the Company. These issues may include, but are not limited to: (a) improvement of health care and clinical quality; (b) improvement of communications, relations and cooperation between Physicians and the Company; and/or (c) matters of a clinical or administrative nature that impact the interaction between Physicians and the Company. The Physician Advisory Committee shall meet at least once every six months during the Effective Period. All communications to the Physician Advisory Committee by Participating Physicians and/or Non-Participating Physicians shall be accomplished through members of the Physician Advisory Committee who shall represent the interests of such Participating and/or Non-Participating Physicians and whose contact information shall be posted on the Provider Website.

(b) The Physician Advisory Committee shall include twelve (12) members, one of whom shall be Company’s Chief Medical Officer or his designee, who shall serve as chairperson of the Physician Advisory Committee.

Except as otherwise provided in this § 7.9(b), the remaining members of the Physician Advisory Committee shall be Participating Physicians.

Company shall select three (3) members in addition to its Chief Medical Officer not later than 60 days after the Preliminary Approval Date. The Representative Plaintiffs shall select four (4) members not later than 60 days after the Preliminary Approval Date. The members selected by the

Representative Plaintiffs shall include at least one board-certified primary care Participating Physician, at least one board-certified specialist Participating Physician, and at least one Participating Physician who occupies a leadership position with a specialty medical society, state or local medical society, or large free-standing or hospital based group physician practice. Those eight (8) members shall select the remaining four (4) members not later than 120 days after the Preliminary Approval Date. The eight (8) members selected by the Company and the Representative Plaintiffs shall have the option to cause one of such remaining four (4) members to be a Non-Participating Physician.

The Company and the Representative Plaintiffs shall strive to select Physicians: (a) from diverse geographic regions and (b) who are committed to the Physician Advisory Committee functioning as a constructive and collaborative body. If any member discontinues serving on the Physician Advisory Committee, that member’s position shall be filled in the same manner as the member was originally selected.

The names of the members of the Physician Advisory Committee and the dates of the Physician Advisory Committee meetings shall be posted on the Provider Website.

(c) Any motion for the Physician Advisory Committee to consider an issue must be proposed by the chairperson or any other voting member of the Physician Advisory Committee. The issue shall be heard only if, at a meeting at which a quorum exists, a majority of the voting members of the Physician Advisory Committee present vote in favor of hearing the issue.

For purposes of this subparagraph (c), “quorum” shall mean seven (7) or more voting members of the Physician Advisory Committee of which at least two (2) members were selected by the Representative Plaintiffs, two (2) members were selected by the Company, and two (2) members were selected by the members selected by the Company and Representative Plaintiffs.

Upon a majority vote of the voting members of the Physician Advisory Committee, the Physician Advisory Committee may make recommendations to the Company, provided that such recommendations are within the Physician Advisory Committee’s purview as described in § 7.9(a).

Company shall consider whether the implementation of any recommendation of the Physician Advisory Committee is: (a) reasonable considering the opportunities and constraints of the current health care financing/administration marketplace; (b) consistent with the best interests of Company’s Participating Physicians, Plan Members, customers, shareholders and other constituents; and (c) in furtherance of scientifically and clinically sound medical care. If Company decides not to accept a recommendation of the Physician Advisory Committee, Company shall communicate that decision in writing to the Committee with an explanation of Company’s reasons, and Company shall also disclose the recommendation and response on the Provider Website. Company agrees to post on the Provider Website a listing of all Physician Advisory Committee recommendations made to Company and Company’s responses to such recommendations.

(d) Each member of the Physician Advisory Committee shall agree to maintain and treat as confidential any proprietary information reasonably designated as such by the Company. No member of the Physician Advisory Committee shall serve as a member of an advisory or similar committee established by any other managed care company or health insurer, but this provision is not meant to exclude Physicians who serve on credentialing or similar committees for other companies.

(e) Company shall develop and implement reasonable payment provisions for the expenses of members of the Physician Advisory Committee, including without limitation a reasonable per diem to be set by the Company. Such payment provisions shall be consistent with Company’s typical payment provisions for Physicians serving on its existing regional organizations of this type.

7.10 New Dispute Resolution Process for Physician Billing Disputes

(a) Not later than four (4) months after the Final Order Date, Company shall take all actions necessary on its part to arrange for the establishment of an independent Billing Dispute External Review Board or

Boards (the “Billing Dispute External Review Board”) for resolving disputes with Physicians and Physician Groups concerning (i) application of Company’s coding and payment rules and methodologies for fee-for-service claims (including without limitation any bundling, Downcoding, application of a CPT® modifier, and/or other reassignment of a code by Company) to patient-specific factual situations, including without limitation the appropriate payment when two or more CPT® Codes are billed together, or whether a payment-enhancing modifier is appropriate, (ii) whether Company has complied with the provisions of this Agreement, including without limitation § 7.8(d)(ii), in requiring that a Physician submit records, either prior to or after payment, in connection with Company’s adjudication of such Physician’s claims for payments or (iii) any Retained Claims, so long as such Retained Claims are submitted by the Physician to the Billing Dispute External Review Board prior to the later to occur of (x) 90 days after the Final Order Date or (y) 30 days after exhaustion of Company’s internal appeals process. Each such matter shall be a “Billing Dispute.” The Billing Dispute External Review Board(s) shall not have jurisdiction over any other disputes, including without limitation those disputes that fall within the scope of the External Review process set forth in § 7.11 of this Agreement, Compliance Disputes and disputes concerning the scope of Covered Services; nor shall such Board(s) have jurisdiction or authority to revise or establish any reimbursement policy of the Company or any Plan or any policy regarding requests for submission of Clinical Information. Nothing contained in this § 7.10 is intended, or shall be construed, to supercede, alter or limit the rights or remedies otherwise available to any Plan Member under § 502(a) of ERISA or to supercede in any respect the claims procedures for Plan Members of § 503 of ERISA, or required by applicable state or federal law or regulation. In the case of a state or federally-required external review process for billing disputes that is different than the process herein set forth, only the state or federally-required program shall be utilized for disputes subject to the state or federally-required process.

(b) Any Physician or Physician Group may submit Billing Disputes to the Billing Dispute External Review Board upon payment of a filing fee calculated as set forth in § 7.10(h) and in accordance with the provisions of § 7.10(b)(3), after the Physician or Physician Group exhausts Company’s internal appeals process, when the amount in dispute (either a single claim for Covered Services or multiple claims involving similar issues) exceeds $500. Billing disputes may be submitted only by individual Physicians and Physician Groups. Company shall post a description of its provider internal appeals process on the Provider Website.

(1) Notwithstanding the foregoing, a Physician or Physician Group may submit a Billing Dispute if less than $500 is at issue and if such Physician or Physician Group intends to submit additional Billing Disputes during the one (1) year period following the submission of the original Billing Dispute which involve issues that are similar to those of the original Billing Dispute, in which event the Billing Dispute External Review Board will, at the request of such Physician or Physician Group, defer consideration of such Billing Dispute while the Physician or Physician Group accumulates such additional Billing Disputes. In the event that a Billing Dispute is deferred pursuant to the preceding sentence and, as of the Conclusion Date, the Physician or Physician Group has not accumulated the requisite amount of Billing Disputes and Company has chosen not to continue the Billing Dispute process following the Conclusion Date, then any rights the Physician or Physician Group had as to such Billing Disputes, including rights to arbitration, shall be tolled from the date the Billing Dispute was submitted to the Billing Dispute External Review Board through and including the Conclusion Date.

(2) In any event, a Physician or Physician Group will have one (1) year from the date he, she or it submits the original Billing Dispute and notifies the Billing Dispute External Review Board that consideration of such Billing Dispute should be deferred to submit additional Billing Disputes involving issues that are similar to those of the original Billing Dispute and amounts in dispute that in aggregate exceed $500. In the event such additional Billing Disputes are not so submitted pursuant to the preceding sentence, the Billing Dispute External Review Board shall dismiss the original Billing Dispute and any such additional Billing Disputes.

(3) The Physician or Physician Group must exhaust Company’s internal appeals process before submitting a Billing Dispute to the Billing Dispute External Review Board; provided that a Physician or Physician Group shall be deemed to have satisfied this requirement if Company does not communicate notice of a decision resulting from such internal appeals process within 30 days of receipt of all documentation reasonably needed to decide the internal appeal. In the event Company and a Physician or Physician Group disagree as to whether the requirements of the preceding sentence have been satisfied, such disagreement shall be resolved by the Billing Dispute External Review Board. Except as otherwise provided in § 7.10(b)(2), all Billing Disputes must be submitted to the Billing Dispute External Review Board no more than 90 days after a Physician or Physician Group exhausts Company’s internal appeals process and the Billing Dispute External Review Board shall not hear or decide any Billing Dispute submitted more than 90 days after Company’s internal appeals process has been exhausted. Company shall supply appropriate documentation to the Billing Dispute External Review Board not later than 30 days after request by the Billing Dispute External Review Board, which request shall not be made, if Billing Disputes are submitted pursuant to § 7.10(b)(2), until Billing Disputes have been submitted involving amounts in dispute that in aggregate exceed $500.

(4) Except to the extent otherwise specified in this § 7.10(b), procedures for review by the Billing Dispute External Review Board, including without limitation the documentation to be supplied to the reviewers or review organizations and a prohibition on ex parte communications between any party and the Billing Dispute External Review Board, shall be set by agreement between the Company and Class Counsel, or their designee, with input from the Billing Dispute External Review Board. Such procedures shall provide that (x) a Physician or Physician Group submitting a Billing Dispute to the Billing Dispute External Review shall state in the documents submitted to the Billing Dispute External Review Board the amount in dispute, and (y) that the Billing Dispute External Review Board shall not be permitted to issue an award that exceeds the greater of the amount stated by such Physician or Physician Group in the documents submitted to the Billing Dispute External Review Board to be in dispute or the amount payable under the terms of the applicable contract (or in the case of Non-Participating Physicians, the amount payable under the applicable Plan).

(c) Any Physician who contests the appropriateness of Company’s requirement that such Physician submit records, either prior to or after payment, in connection with Company’s adjudication of such Physician’s claims for payments may elect not to utilize the internal review process and request that the Billing Dispute External Review Board grant expedited review of the Company’s requirement, if the Physician demonstrates to the Billing Dispute External Review Board that Company’s requirement has a significant adverse economic effect on the Physician which justifies expedited review. In the event that the Billing Dispute External Review Board determines that such Physician has not so demonstrated the Billing Dispute External Review Board shall dismiss such claim without prejudice, pending the exhaustion by such Physician of Company’s internal appeals process.

(d) Company and Class Counsel, or their designee, shall select the organization(s) that shall constitute the Billing Dispute External Review Board or Boards. If Company and Class Counsel, or their designee, cannot agree on members of the Billing Dispute External Review Board or Boards within 120 days of the Preliminary Approval Date, the matter shall be deemed a Compliance Dispute and referred to the Compliance Dispute Review Officer. Billing Disputes shall be stayed and any time limitations shall be tolled pending resolution of such Compliance Dispute. With respect to Billing Disputes brought by Physicians, the members of the Billing Dispute External Review Board or Boards shall be bound by the terms of the applicable Plan, any applicable agreement between the Physician and Company, and the provisions of this Agreement. If the dispute cannot be resolved by reference to the foregoing documents, then the Billing Dispute External Review Board(s) shall resolve Billing Disputes by determining, first, whether the billing was coded and submitted properly based on generally accepted medical coding standards, including but not limited to CPT® Coding and CCI/CMS guidelines, and second, whether applicable Company reimbursement policies were properly applied, including those reimbursement policies required or permitted under this Agreement, including without limitation reimbursement policies posted by the Company pursuant to § 7.8(d).

(e) Company’s contract(s) with the Billing Dispute External Review Board or with members of the Billing Dispute External Review Board shall require decisions to be rendered not later than 30 days after receipt of the documents necessary for the review and to provide notice of such decision to the parties promptly thereafter.

(f) In the event that the Billing Dispute External Review Board issues a decision requiring payment by Company, Company shall make such payment within fifteen days after Company receives notice of such decision.

(g) Any decision by the Billing Dispute External Review Board shall be binding on Company and the Physician or Physician Group. For Retained Claims, all Billing Disputes shall be directed not to the Court nor to any other state court, federal court, arbitration panel (except as hereinafter provided) or any other binding or non-binding dispute resolution mechanism but instead shall be submitted to final and binding resolution before the Billing Dispute External Review Board so long as such Billing Dispute arises after the establishment of the Billing Dispute External Review Board pursuant to § 7.10(d). Retained Claims as defined in § 13.6 shall not be barred as untimely so long as they are submitted within thirty (30) days of the establishment of the Billing Dispute External Review Board.

(h) For any Billing Dispute that a Physician submits to the Billing Dispute External Review Board, the Physician submitting such Billing Dispute shall pay to Company a filing calculated as follows: (i) if the amount in dispute is $1,000 or less, the filing fee shall be $50 or (ii) if the amount in dispute exceeds $1,000, the filing fee shall be equal to $50, plus 5% of the amount by which the amount in dispute exceeds $1,000, but in no event shall the fee be greater than 50% of the cost of the review. The Company shall refund the applicable filing fee paid by a Physician who submits a Billing Dispute to the Billing Dispute External Review Board in the event the Physician is the prevailing party with respect to such Billing Dispute.

(i) The determination made with respect to any Billing Dispute pursuant to this section shall not act as precedent as to any other Billing Dispute under this section.

7.11 Determinations Related to Medical Necessity or the Experimental or Investigational Nature of Any Proposed Health Care Service or Supply

(a) Initial Determinations

A Physician designated by Company shall be responsible for making the initial determination for Company whether proposed health care services or supplies are Medically Necessary or experimental or investigational in nature. A nurse or other health care professional, acting for a medical director, may approve any proposed health care service or supply as being Medically Necessary, but only a Physician designated by Company may deny any such service or supply as being not Medically Necessary or experimental or investigational in nature.

(b) Plan Member Internal Appeal and External Review Process

(i) Company currently maintains and will continue to maintain an internal appeal and external review process permitting Plan Members to seek internal and independent external review of any determination made by Company that certain services are not covered services because they are not Medically Necessary or are experimental or investigational in nature (“Adverse Determination”) where Company both makes the Adverse Determination and administers the Plan Member appeals and external review processes.

(ii) As set forth in this § 7.11, Company will establish and maintain an internal appeal and external review process for Physicians with respect to Adverse Determinations to the extent Company both makes the Adverse Determination and administers the Plan Member appeals and/or external review processes.

(iii) Except where any applicable law or regulation requires a different definition, Company shall use the definition of Medical Necessity set forth in § 7.16 (a) of this Agreement in the internal appeal and external review processes set forth in this § 7.11. Provided, however, that nothing in this Agreement shall: (a) limit or prevent Company from denying coverage on the grounds that services are experimental or investigational; or (b) alter or restrict Company’s rights under contracts with Participating Physicians to restrict or prohibit them from billing a Plan Member for services determined to be not Medically Necessary or experimental or investigational. Company agrees that a Participating Physician may bill a Plan Member for services determined to be not Medically Necessary or experimental or investigational when the Participating Physician provides the Plan Member with advance written notice that (a) identifies the proposed services, (b) informs that Plan Member that such services may be deemed by Company to be not Medically Necessary or experimental or investigational, and (c) provides an estimate of the cost to the Plan Member for such services and the Plan Member agrees in writing in advance of receiving such services to assume financial responsibility for such services.

(iv) In applying experimental and investigational exclusions in a Plan to either proposed health care services or as part of a Post-Service Appeal to the Company, Company shall consider credible scientific evidence published in peer-reviewed medical literature generally recognized by the relevant medical community, Physician Specialty Society recommendations, the views of Physicians practicing in relevant clinical areas, the individual clinical circumstances of the particular Plan Member, the views of the treating Physician and any other relevant factors.

(c) Physician Internal Appeals of Adverse Determinations.

(i) Pre-Service Appeals.

Physicians shall have the right to file an appeal of an Adverse Determination prior to rendering the service (“Pre-Service Appeals”), if they are appealing on the Plan Member’s behalf. For urgent Pre-Service Appeals, the Physician shall be automatically deemed the authorized representative of the Plan Member. For all other Pre-Service Appeals, authorization must be obtained from the Plan Member in writing. Pre-Service Appeals filed by Physicians on behalf of a Plan Member will be handled by Company under the appeal process available to the Plan Member based on the terms of the Plan Member’s health benefit plan and the applicable state and federal laws and regulations.

(ii) Post-Service Appeals

(A) With respect to an appeal of an Adverse Determination made after the service has been rendered (“Post-Service Appeals”), Company shall adopt a one level internal appeal process for Physicians. That process shall ensure that only a Physician in the same specialty as the Physician who treated the condition (hereinafter “Qualified Reviewer”), other than the Physician that made the initial Adverse Determination, may deny the appeal of the Physician who treated the condition. A nurse or other health care professional employed by Company may review the internal appeal and may grant but not deny the appeal. If the nurse or other healthcare professional does not grant the appeal, then a Qualified Reviewer, designated by Company, other than the one that made the initial Adverse Determination, shall review and decide the internal appeal in accordance with applicable Company health care clinical guidelines.

(B) For purposes of this section, “same specialty” shall mean a Physician with similar credentials and licensure as those who typically treat the condition or health problem in question in the appeal or a Physician who has experience treating the same problems as those in question in the appeal, in addition to experience treating similar complications of those problems.

(C) Prior to requesting internal Post-Service Appeal, Physician shall use best efforts to first seek written authorization to proceed as the Plan Member’s representative. If Physician obtains the Plan Member’s consent to proceed on their behalf, then Physician’s appeal rights are those of the Plan Member and Physician is bound by the decision rendered in the Plan Member’s appeal process. If the Post-Service appeal or external review decision is favorable to the

Non-Participating Physician, then payment by Company will be subject to the terms, conditions and limitations of the applicable health benefit plan. However, payment will be issued directly to the Non-Participating Physician.

(d) Timeframes for Physician Internal Appeals of Adverse Determinations

All internal Post-Service Appeals filed by Physicians shall be adjudicated within the time limits established under regulations issued by the Department of Labor regardless of whether ERISA applies.

(e) Adverse Determination External Review Process for Physicians

(i) If the Company upholds its initial Adverse Determination through the internal Post-Service Appeals process and the cost of the service at issue exceeds the threshold amount, if any, the Plan Member would need to satisfy in order to seek external review under the terms of the applicable health benefit plan, Company shall make available to Physician the option to seek external review of the Adverse Determination through an independent review organization (“Independent Review Organization”) identified by Company (“External Review”). The Physician shall have the option to submit a written request for External Review within sixty (60) days from the date of the internal Post-Service Appeal denial decision by Company. Election to pursue External Review under this § 7.11 is at the option of the Physician, who may instead choose any other remedy available as a matter of law or contract.

(ii) External Review is not available for a Physician before Physician has exhausted the internal Post-Service Appeal process unless both the Company and the Physician agree to forego the internal Post-Service Appeal and proceed directly to External Review or Company cannot provide a Qualified Reviewer for internal appeal.

(iii) Physicians seeking External Review shall pay a filing fee of $50; provided that if the matter involves services or supplies for which Company requires pre-certification then the filing fee shall be the lesser of (i) $250 and (ii) the sum of $50 and the amount by which the amount in dispute exceeds $1,000, towards the cost of the External review for each External Review requested. Payment must be submitted along with the External Review request; provided, however, that Physician shall be entitled to a refund of such payment in the event that the Physician prevails in the External Review process.

(iv) Any decision issued pursuant to an External Review process, regardless of whether such External Review process is initiated and pursued by a Plan Member or a Physician, shall be binding upon both the Physician and the Company.

(v) Company will contract with the Independent Review Organization to conduct a de novo review of the case. For coverage issues other than a determination of Medical Necessity, the Plan Member’s health benefit Plan Documents will control. In the event an External Review process is initiated, Company shall promptly, but in any event no later than ten (10) business days following receipt of the request, submit documentation pertaining to the appeal to an Independent Review Organization. Company shall require that the Independent Review Organization provide a decision within thirty (30) days of Company’s submission of all necessary information. The external reviewer designated to conduct the review by the Independent Review Organization shall be of the same specialty (but not necessarily the same sub-specialty) as the appealing Physician.

(vi) The Independent Review Organization’s compensation shall not be tied to the outcome of the reviews performed. Likewise, the selection process among qualified Independent Review Organizations will not create any incentives for Independent Review Organizations to make decisions in a biased manner.

(vii) In the case of a state-required external review process that is available to Physicians without the Plan Member’s consent and that is different than the process herein set forth, only the state-required program shall be utilized where applicable, consistent with § 7.11(b)(iii).

(viii) Notwithstanding the preceding provisions of this § 7.11 and in addition to any requirements contained above, Physicians may not initiate an internal Post-Service Appeal or External Review of any denied service if:

(A) The Plan Member (or his or her representative) or the Physician (either independently where Company is required to accept an independent physician appeal by state law or as the Plan Member’s representative) filed a Pre-Service Appeal pertaining to the same denied service; or

(B) The Plan Member (or his or her representative) is currently seeking or has sought review related to the same denied service. In the event both Plan Member (or his or her representative) and Physician seek review of the same denied service, the Plan Member’s review shall go forward and the Physician’s request for review will be dismissed; or

(C) As to External Review only, the Plan Member is covered under a Self-Insured Plan and the Plan sponsor has not agreed by contract to participate in Company’s External Review program set forth in this § 7.11(e); or

(D) The Plan Member (or his or her representative) has filed suit under § 502(a) of ERISA or other suit for the denial of health care services or supplies regarding an Adverse Determination. In that event, or if such a suit is subsequently initiated, the Plan Member’s lawsuit shall go forward and the Physician’s claims shall be dismissed and may not be brought by or on behalf of the Physician in any forum; provided that such dismissal shall be without prejudice to any Physician seeking to establish that the rights sought to be vindicated in such lawsuit belong to such Physician and not to such Plan Member.

(E) Nothing contained in this § 7.11 is intended, or shall be construed, to supersede, alter or limit the rights or remedies otherwise available to any Person under § 502(a) of ERISA or to supersede in any respect the claims procedures under § 503 of ERISA.

(f) Precedential Effect

The determination made with respect to any Adverse Determination pursuant to any internal appeal and External Review process referenced in this § 7.11 shall not act as precedent as to any other Medical Necessity or experimental or investigational determination under this § 7.11.

7.12 [This section intentionally left blank.]

7.13 Participating in Company’s Network

(a) Credentialing of Physicians

Company will allow Physicians to submit credentialing applications (including, as relevant, licensure and hospital privileges or other required information) and will begin to process such applications prior to the time that the Physician formally changes or commences employment or changes location, provided that the Physician must represent that he or she has new employment or intends to move to a new location. Company shall complete primary source verification and notify the Physician as to whether he or she is credentialed within ninety (90) days of receiving a Physician’s completed application to be a Participating Physician unless in spite of Company’s best efforts and because of a failure of a third party to provide necessary documentation, Company cannot obtain the necessary information to make a decision within ninety (90) days. In such event, Company shall make every effort to obtain such information as soon as possible. Company commits that the Credentialing Committee for each market shall meet at least once every forty-five (45) days to consider credentialing applications for which primary source verification has been completed. If a Physician is already credentialed by Company but changes employment or changes location, Company will only require the submission of such additional information, if any, as is necessary to continue the Physician’s credentials based upon the changed employment or location.

(b) All Products Clauses

Company agrees that it shall not require a Participating Physician to participate in a capitated fee arrangement in order to participate in Product Networks in which such Participating Physician is compensated on a fee for service basis. Company further agrees that it shall not require a Participating Physician to participate in its Medicare Advantage or Medicaid Product Networks in order to participate in its commercial Product Networks. Except where a Participating Physician (or Physician Group comprised of Participating Physicians or Physician Organization) has agreed in an Individually Negotiated Contract to participate in more than one Product Network for a specified period of time (in which case the terms of such Individually Negotiated Contract shall govern), if a Participating Physician (or Physician Group comprised of Participating Physicians or Physician Organization) either (a) chooses not to participate in all Company Product Networks or (b) terminates participation in some Company Product Networks, then the reimbursement levels (e.g., fee-for-service maximum allowable amount, capitation rate or other reimbursement methodology) offered to or applied by Company to such Participating Physician (or Physician Group or Physician Organization) for the Product Network(s) in which such Physician (or Physician Group or Physician Organization) continues to participate shall not be lower than Company’s standard reimbursement levels (e.g., fee-for-service maximum allowable amount, capitation rate or other reimbursement methodology) in that geographic market. Notwithstanding the foregoing, Company may offer a higher reimbursement level (e.g., fee-for-service maximum allowable amount, capitation rate or other reimbursement methodology) or other incentive to any Participating Physician (or Physician Group or Physician Organization) who elects to participate (or elects to continue participation) in more than one of Company’s Product Networks. Nothing in this paragraph shall obligate Company to pay more than the lesser of the Physician’s billed charges or the Company’s applicable fee-for-service amount.

Within sixty (60) days of the Effective Date, Company shall provide notice to all Participating Physicians or Physician Groups in its standard Prudent Buyer Plan Participating Physician Agreement that the Physician or Physician Group may, within sixty (60) days from the mailing of the notice, opt out of any obligation under the Agreement to provide medical services for work-related injuries or illnesses. Such an election to opt out shall take effect twelve (12) months after the end of the opt out period (“Transition Period”), and Physicians or Physician Groups that elect to opt out shall not be required after the Transition Period to provide medical services for work-related injuries or illnesses as a condition of being a Participating Physician or Physician Group under the standard Prudent Buyer Plan Participating Physician Agreement. Any Physician or Physician Group that enters into the standard Prudent Buyer Participating Physician Agreement following the date the Company mails out the opt-out notice described above shall be given the right, at the time of execution of such Agreement, to elect not to provide medical services under such Agreement for work-related injuries or illnesses. Any Physician or Physician Group that opts-out or elects not to provide such medical services and Company are free to negotiate an agreement under which such Physician or Physician Group provides medical services for work-related injuries or illnesses. The foregoing opt-out right shall not extend to any Physician or Physician Group with any other contract, or addendum to the Standard Prudent Buyer Plan Participating Physician Agreement, that specifically relates to the provision of medical services for work-related injuries and illnesses. Company further agrees that Physicians or Physician Groups that do not accept or treat patients for work-related injuries or illnesses shall not be required to provide such services. Company does not now and will not require Physicians, Physician Groups, or Physician Organizations who have contracted under the standard Prudent Buyer Participating Physician Agreement to provide medical services for work-related injuries or illnesses, and who are in a patient’s medical provider network, to refer such patient to another Physician, Physician Group, or Physician Organization that provides the same services for work-related injuries or illnesses under the standard Prudent Buyer Participating Physician Agreement or other Company Participating Physician Agreement on the basis that such other Physician, Physician Group, or Physician Organization is compensated at a lower rate. Nothing in this § 7.13(b) shall limit Company’s right to establish medical provider networks and/or determine which Physicians, Physician Groups, or Physician Organizations are included in a medical provider network.

(c) Termination Without Cause

Unless an Individually Negotiated Contract between Company and a Participating Physician, Physician Group, or Physician Organization specifies a different period of notice, or specifies that the contract may not be terminated except for cause during a defined period of time, either party to a contract between Company and a Participating Physician, Physician Group, or Physician Organization shall have the right to terminate the contract without cause upon at least one hundred and twenty (120) calendar days written notice to the other party.

In the event of a contract termination by either party, the following obligations shall apply with respect to the continuation of care for those patients of a Participating Physician, Physician Group, or Physician Organization who are entitled to continuation of care as reasonably defined under the Participating Physician’s, Physician Group’s, or Physician Organization’s contract with Company or under applicable law. In the case of a continuation of care situation as defined in the preceding sentence, the Participating Physician, Physician Group, or Physician Organization shall continue to render necessary care to the Plan Member consistent with contractual or legal obligations; provided that, if, upon notice from the Physician, Physician Group, Physician Organization, or Plan Member that a Plan Member is in a continuation of care situation, Company does not use due diligence to make alternative care available to the Plan Member within 90 days after receipt of such notice, then for continuation of care services provided after termination, Company shall pay to the Physician, Physician Group, or Physician Organization the standard rates paid to Non-Participating Physicians for that geographical area. Other than as specified in this § 7.13(c), the contractual provisions applicable to continuation of care shall apply.

Notwithstanding the foregoing obligations, Company’s obligations under this § 7.13(c) shall not apply to the extent that other Participating Physicians, Physician Groups, or Physician Organizations are not available to replace the terminating Physician, Physician Group, or Physician Organization due to (i) geographic or travel-time barriers; or (ii) contractual provisions between the terminating Physician, Physician Group, or Physician Organization and a facility at which Plan Member receives care that limits or precludes other Participating Physicians, Physician Groups, or Physician Organizations from rendering replacement services to Plan Members (e.g., an exclusive services agreement between the terminating Physician, Physician Group, or Physician Organization and a facility where Plan Member receives services).

(d) Rights of Class Members to Refuse to Accept Additional Patients

Company will not prevent individual Participating Physicians from closing their practices to all new patients from all third party payors with whom they contract.

7.14 Fee Schedule Changes

(a) Notices Regarding Fee Schedules

Company agrees to establish and operate one or more standard fee schedules of fee for service payments to Participating Physicians for each geographic market in which Company maintains a Product Network. Company also agrees, effective January 1 of the year following the Effective Date, not to reduce the fees set forth in such fee schedules more than once per calendar year except as otherwise provided in this § 7.14(a). Company further agrees that it shall give notice of any such reductions in fees as a material adverse change subject to the provisions of § 7.6 hereof; provided, however, that to the extent a fee schedule is directly tied to the CMS fee schedules or state Medicaid fee schedules currently in effect, it shall adjust automatically to reflect applicable interim and annual revisions made by CMS or the state Medicaid agency without notice to the Physician. If an annual revision made by CMS or a state Medicaid agency results in a reduction in the fees in a fee schedule that is directly tied to the CMS fee schedules or state Medicaid fee schedules, a Participating Physician shall have the right to terminate his or her contract with Company by giving Company written notice of termination within thirty (30) days of the date on which CMS or the state Medicaid agency published notice of the annual revision, which termination shall be effective ninety (90) days after the date that such notice was published. Notwithstanding the foregoing, Company may increase or reduce the fees set forth in such fee schedules by updating its fee schedules at any time (i) to reflect changes in market prices for vaccines, injectibles, pharmaceuticals, durable medical supplies, other goods, and non-Physician services, (ii) to add payment rates for newly-adopted CPT® Codes, (iii) to add payment rates for new technologies and new uses of established technologies that Company concludes are eligible for payment, and (iv) to reflect applicable interim revisions made by CMS. Nothing contained in this § 7.14(a) shall prevent Company from maintaining, altering or expanding the use of Capitation or other compensation methodologies. The requirements in this § 7.14(a) shall not apply to Individually Negotiated Contracts to the extent those requirements are inconsistent with the terms relating to reductions in fee schedules or termination in such contracts.

(b) Payment Rules for Injectibles, DME, Administration of Vaccines, and Review of New Technologies

Company agrees to pay a fee for the administration of vaccines and injectibles by a Physician. Company also agrees to pay for the vaccines and injectibles themselves. Company shall pay for newly recommended vaccines as of the effective date of a recommendation made by any of the following: the U.S. Preventive Services Task Force, the American Academy of Pediatrics, and the Advisory Committee on Immunization Practices. Other than as specified in the preceding sentence with respect to newly recommended vaccines, if a Physician Specialty Society recommends as an appropriate standard of care a new technology or treatment, or a new use for an established technology or treatment, Company shall evaluate such recommendation and issue a coverage statement not later than one hundred twenty (120) days after Company learns of such Physician Specialty Society recommendation. With respect to capitated primary care Participating Physicians, Company shall continue to pay separate fees (in addition to contractually agreed-upon Capitation payments) for vaccines administered pursuant to the schedules recommended by the U.S. Preventive Services Task Force, the American Academy of Pediatrics, or the Advisory Committee on Immunization Practices, unless Company and the capitated Participating Physicians have entered into an Individually Negotiated Contract that includes payment for such vaccines and their administration in the Capitation amount.

(c) Usual, Reasonable, and Customary Appeals

At least until the Termination Date, if a Non-Participating Physician initiates a dispute using Company’s internal dispute resolution procedures over how Company has determined the usual, reasonable and customary amount for a given health care service or supply, and, consequently, over how Company has computed the amount payable for that health care service or supply, Company shall disclose to the Non-Participating Physician initiating the dispute the general methodology, including the percentile of included charge data on which the maximum allowable amount is based, and source of data used by Company to determine the usual, reasonable and customary amount for that service or supply.

(d) Usual, Reasonable and Customary Determinations

Company agrees that, to the extent it uses Physician charge data to determine the usual, reasonable and customary amount to be paid for services performed by Non-Participating Physicians, it will not use any internal claims database that (i) systematically under-reports the number of claims paid for procedures in the geographic area used by Company to determine such amount; (ii) eliminates or excludes the highest charges for paid claims for any procedures in the geographic area used by Company to determine such fees, provided, however, that such charges may be excluded if Company excludes an equivalent number or percentage of the lowest charges for such procedures, or reasonably determines that any such charges are the result of erroneous data; (iii) includes charges for procedures performed in a geographic area other than the one used by Company to determine such amount, provided, however, that such charges may be considered where Company determines there is an insufficient number of charges in the relevant geographic area to reasonably determine a usual, reasonable and customary amount; (iv) calculates the usual, reasonable and customary amount based upon fees paid under a discounted fee schedule rather than billed charges; and (v) lacks quality controls sufficient to reasonably test the validity of the data included in the database.

7.15 [This section intentionally left blank.]

7.16 Application of Clinical Judgment to Patient-Specific and Policy Issues

(a) Patient-specific Issues Involving Clinical Judgment.

Medical Necessity Definition

Except where any applicable law or regulation requires a different definition, Company shall apply as to its current agreements and include in its future agreements with Participating Physicians the following definition of “Medically Necessary” or comparable term in each such agreement: “Medically Necessary” or “Medical Necessity” shall mean health care services that a Physician, exercising prudent clinical judgment, would provide to a patient for the purpose of preventing, evaluating, diagnosing or treating an illness, injury, disease or its symptoms, and that are (a) in accordance with generally accepted standards of medical practice; (b) clinically appropriate, in terms of type, frequency, extent, site and duration, and considered effective for the patient’s illness, injury or disease; and (c) not primarily for the convenience of the patient, physician, or other health care provider, and not more costly than an alternative service or sequence of services at least as likely to produce equivalent therapeutic or diagnostic results as to the diagnosis or treatment of that patient’s illness, injury or disease. For these purposes, “generally accepted standards of medical practice” means standards that are based on credible scientific evidence published in peer-reviewed medical literature generally recognized by the relevant medical community, Physician Specialty Society recommendations and the views of Physicians practicing in relevant clinical areas and any other relevant factors.

Adverse Determination Denial Rate

For the calendar year beginning after the Final Order Date, and thereafter during the Effective Period, Company shall make an annual, aggregate disclosure of the number of Adverse Determinations sent to external review for final determination for the preceding calendar year and the percentage of such Adverse Determinations that are upheld or reversed. Company shall make this disclosure by means of the Provider Website or other comparable electronic medium.

(b) Policy Issues Involving Clinical Judgment.

In formulating and adopting medical policies with respect to Covered Services, Company shall rely on credible scientific evidence published in peer-reviewed medical literature generally recognized by the relevant medical community, and shall continue to make such policies readily available to Plan Members and Participating Physicians via the Public Website or by other electronic means. In formulating and adopting such policies, Company shall take into account national Physician Specialty Society recommendations and the views of prudent Physicians practicing in relevant clinical areas and any other clinically relevant factors. Promptly after adoption, Company shall file a copy of each new policy or guideline with the Physicians’ Advisory Committee.

(c)	Future Consideration by Company of an Administrative Exemption Program.

Company shall consider the feasibility and desirability of exempting certain Participating Physicians from certain administrative requirements based on criteria such as the Participating Physician’s delivery of quality and cost effective medical care and accuracy and appropriateness of claims submissions. Company shall not be obliged to implement any such exemption process during the term hereof, and this § 7.16(c) is not intended and shall not be construed to limit Company’s ability to implement any such program on a pilot or experimental basis, base exemptions on any Company determined basis, or otherwise to implement one or more programs in only some markets.

7.17 Billing and Payment

(a) Time Period for Submission of Bills for Services Rendered

Company shall not contest the timeliness of bills for Covered Services provided under a Fully-Insured Plan if such bills are received by Company within 180 days after the later of: (i) the date of service and (ii) the date of the Physician’s receipt of the EOB from the primary payor, when Company is the secondary payor. Company shall propose to Self-Insured Plan sponsors that they adopt the 180 day time period referenced in the preceding sentence, in the event that a Self-Insured Plan has a more restrictive time period. Company shall extend the 180 day time period for a reasonable period, on a case by case basis, in the event that a Physician provides notice to Company, along with appropriate evidence, of circumstances reasonably beyond the Physician’s control that resulted in the delayed submission. Company shall determine such circumstances and the reasonableness of the submission date. Nothing in this § 7.17(a) shall limit Company’s ability to provide incentives for prompt submission of bills.

(b) Claims Submission

Company agrees to accept from Participating Physicians and Non-Participating Physicians properly completed paper claims submitted on Form CMS-1500 or the equivalent. Company also agrees to accept electronic claims populated with similar information in HIPAA-compliant format using HIPAA-compliant code sets, subject to Company’s reasonable requirements pertaining to the exchange of electronic transactions. If a Physician elects not to be compliant with the portions of HIPAA relating to the electronic submission of claims, Company shall not require such Physician to use electronic transactions or otherwise require such Physician to become compliant with HIPAA. Instead, Company will maintain reasonable non-electronic systems to serve the information needs of such Physicians. Notwithstanding the above, Company may continue to require submission of Clinical Information and other additional information in connection with its review of specific claims and as contemplated elsewhere in this Agreement, including without limitation §§ 7.5 and 7.8(d)(ii); provided, however, that nothing in this sentence is intended or shall be construed to alter or limit any restrictions set forth elsewhere in this Agreement concerning Company’s ability to make requests for Clinical Information in connection with adjudication of claims. Company shall disclose on the Provider Website and the Public Website its policies and procedures regarding the appropriate format for claims submissions and requests for Clinical Information.

7.18 Timelines for Processing and Payment of Complete Claims

(a) Beginning not later than nine (9) months after the Final Order Date, Company shall mail a check or make an electronic funds transfer in payment for Complete Claims for Covered Services within thirty (30) calendar days following the later of Company’s receipt of such claim or the date on which Company is in receipt of all information needed and in a format required for such claim to constitute a Complete Claim, including without limitation all documentation reasonably needed by Company to determine that such claim does not contain any material defect or error. Beginning one year following the Effective Date, Company shall mail a check or make an electronic funds transfer in payment for Complete Claims for Covered Services that are submitted electronically by Physicians within fifteen (15) calendar days following the later of Company’s receipt of such claim or the date on which Company is in receipt of all information needed and in a format required for such claim to constitute a Complete Claim, including without limitation all documentation reasonably needed by Company to determine that such claim does not contain any material defect or error. If payment for Complete Claims for Covered Services is not made within the time periods specified in this § 7.18(a), Company shall pay interest pursuant to §§ 7.18(b) or (c), as applicable. With respect to any claims for Covered Services governed by the laws of a state that provides a definition or other similar provision for determining whether a claim is a Complete Claim, Company shall determine whether a claim is a Complete Claim, for both Fully-Insured Plans and Self-Insured Plans, using the description set forth in such state’s laws or regulations.

(b) With respect to any claims for Covered Services governed by the laws of a state that requires interest to be computed and paid on claims for Covered Services, Company shall compute and pay interest using the time periods specified in § 7.18(a) on claims for Covered Services under both Fully-Insured Plans and Self-Insured Plans using the interest calculation methodology and interest rates set forth in such state’s laws or regulations.

(c) With respect to any claims for Covered Services governed by the laws of a state that does not require interest to be computed and paid on claims for Covered Services, Company shall compute and pay interest on claims for Covered Services under both Fully-Insured Plans and Self-Insured Plans using the methodology set forth in this § 7.18(c). For each Complete Claim with respect to which Company mails a check or makes an electronic funds transfer later than the applicable period specified in § 7.18(a), Company shall pay simple interest at six percent (6%) per annum on the balance due on each such claim computed from the sixteenth (16th) or the thirty-first (31st) day (as appropriate based on the circumstances described in § 7.18(a) above) following the later of Company’s receipt of such a claim or the date on which Company is in receipt of all information needed and in a format required for such a claim to constitute a Complete Claim, up to but excluding the date on which Company mails the check (or makes the electronic funds transfer) for payment of such Complete Claim. Interest paid pursuant to this § 7.18(c) shall, at Company’s election, either be included in the claim payment check or wire transfer or be remitted periodically (but at least quarterly) in a separate check or wire transfer along with a report detailing the claims for which interest is being paid.

(d) Company shall have no obligation to make any interest payment pursuant to § 7.18(b) or (c) above (i) with respect to any Complete Claim if, within 30 days of the submission of an original claim, a duplicate claim is submitted while adjudication of the original claim is still in process; (ii) to any Participating Physician who balance bills a Plan Member in violation of such Participating Physician’s agreement(s) with Company; (iii) with respect to any time period during which a Force Majeure, as defined in § 7.32 of this Agreement, prevents adjudication of claims; or (iv) where payment is made to a Plan Member.

(e) Company shall affix to or on paper claims for Covered Services the date such claims are received by Company. Company shall send an electronic acknowledgement of claims for Covered Services submitted electronically identifying the date such claims are received by Company. If Company determines that there is any defect or error in a claim that prevents the claim from entering Company’s adjudication system, it shall so notify the Physician within ten (10) days of receipt of such claim. Nothing contained in this § 7.18 is intended or shall be construed to alter Company’s ability to request Clinical Information consistent with the provisions of § 7.8(d)(ii) or any other provision of this Agreement.

(f) Notwithstanding anything in the Agreement to the contrary, the requirements of § 7.18 shall not apply to (i) claims for Covered Services that are processed under the BCBSA BlueCard Program or any similar national account delivery program governed by the BCBSA (including but not limited to NASCO-to-NASCO arrangements) in which Company participates but is not solely responsible for the processing and payment of the claim, (ii) claims for Covered Services under a program offered or sponsored by any state or federal governmental entity other than in its capacity as an employer, and (iii) claims for Covered Services under the HealthLink program.

7.19 No Automatic Downcoding of Evaluation and Management Claims

As of the Final Order Date, Company shall not automatically reassign or reduce the code level of evaluation and management codes billed for Covered Services (“Downcoding”), except that Company may reassign a new patient visit code to an established patient visit code based solely on CPT® Codes, guidelines and conventions. Notwithstanding the foregoing sentence, Company shall continue to have the right to deny, pend or adjust such claims for Covered Services on other bases and shall have the right to reassign or reduce the code level for selected claims for Covered Services (or claims for Covered Services submitted by selected Physicians or Physician Groups or Physician Organizations) based on a review of the information in the Clinical Information at the time the service was rendered for the particular claims or a review of information derived from Company’s fraud or abuse billing detection programs that create a reasonable belief of fraudulent or abusive (whether intentional or unintentional) billing practices; provided that the decision to reassign or reduce is based primarily on a review of Clinical Information.

7.20 Bundling and Other Computerized Claim Editing

Company agrees to take actions necessary on Company’s part to cause the claim-editing software program it uses to continue to produce editing results consistent with the standards set forth in this § 7.20 and, if Company has actual knowledge of non-conformity with such standards, to take reasonable actions necessary on its part to promptly modify such software to any extent necessary to conform to such standards; provided that nothing in this paragraph is intended or shall be construed to require Company to pay for anything other than Covered Services for Plan Members, to make payment at any particular rates, to limit Company’s right to deny, pend or adjust claims based on a reasonable belief of fraudulent or abusive (whether intentional or unintentional) billing practices (so long as the Physician has been given the opportunity to provide Clinical Information and Company has reviewed any Clinical Information so provided before denying or adjusting the claims). For purposes of this § 7.20 only, if any change to CPT® affects Company’s obligations hereunder, Company will promptly develop plans to cause its Physician payment practices to be consistent with the commitments set forth in this § 7.20. Except as set forth below, the obligations set forth below in this § 7.20 shall take effect on the date set forth in Exhibit G. The parties agree that all references to the AMA CPT® book and to CPT® Codes in this § 7.20 refer to the AMA CPT® book and the CPT® Codes listed in the AMA CPT® book in effect at the time the services were provided.

(a) Company will process and separately reimburse those codes listed in the AMA CPT® book as modifier 51 exempt CPT® Codes without reducing payment under Company’s Multiple Procedure Logic, provided that the AMA CPT® book provides that such services are appropriately reported together.

(b) Company will process and separately reimburse codes listed in the AMA CPT® book as add-on billing codes without reducing payment under Company’s Multiple Procedure Logic; provided that the AMA CPT® book provides that such add-on CPT® Codes are appropriately billed with proper primary procedure codes.

(c)    (i) Company shall not require a Physician to submit Clinical Information of their patient encounters solely because the Physician seeks payment for both surgical procedures and CPT® evaluation and management services for the same patient on the same date of service, provided that the correct CPT® evaluation and management code, surgical code and modifier (e.g., CPT® modifiers 25 or 57) are included on the initial claim submission.

(ii) If a bill contains a CPT® Code for an evaluation and management service appended with a CPT® modifier 25 and a CPT® Code for performance of a non-evaluation and management service procedure code, both codes shall be recognized and separately eligible for payment, unless the Clinical Information indicates that use of the CPT® modifier 25 was inappropriate or Company has disclosed pursuant to § 7.8(d)(iii) the limited number of finite code combinations that are not appropriately reported together. Payment shall only be made for one evaluation and management service for any single day unless payment for more than one is appropriate pursuant to AMA CPT® Codes, guidelines and conventions and is supported by appropriate diagnoses in the Clinical Information.

(iii) Company will remove from its claim review and payment systems those Edits that generally deny payment for CPT® evaluation and management codes with a CPT® modifier 25 appended when submitted with surgical or other procedure codes for the same patient on the same date of service except for a limited number of exceptions, consistent with § 7.20(c)(ii) above, which will be disclosed on Company’s Provider Website.

(iv) Nothing in this Agreement shall (i) prohibit Company from requiring use of the appropriate CPT® Code modifiers, according to CPT® Codes, guidelines and conventions, for evaluation and management billing codes (e.g., CPT® modifiers 25 or 57) on their original claim forms, or (ii) preclude Company from requiring Participating Physicians and Non-Participating Physicians (to the extent the audit is limited to claims submitted under an assignment of benefits) to submit to an audit of their submitted claims (including claims for surgical procedures and evaluation and management services on the same date of service submitted with the appropriate modifier), and to provide their Clinical Information in connection with such an audit.

(d) A CPT® Code for supervision and interpretation or radiologic guidance (e.g., fluoroscopic, ultrasound or mammographic) shall be separately recognized and eligible for payment to the extent that the associated procedure code is recognized and eligible for payment; provided that, (i) the associated procedure code does not include supervision and interpretation or radiologic guidance according to AMA CPT® Codes, guidelines and conventions and (ii) for each such procedure (e.g., review of x-ray or biopsy analysis or ultrasound guidance), Company shall not be required to pay for supervision or interpretation or radiologic guidance by more than one qualified health care professional.

(e) With respect to indented codes, Company shall not reassign any CPT® Code into any other CPT® Code or deem a code ineligible for payment based solely on the format of the published CPT® descriptions.

(f) CPT® Codes submitted with a modifier 59 attached will be eligible for payment to the extent they follow the AMA CPT® book and they designate a distinct or independent procedure performed on the same day by the same Physician, but only to the extent that: (1) although such procedures or services are not normally reported together they are appropriately reported together under the particular presenting circumstances; and (2) it would not be more appropriate to append any other CPT® recognized modifier to such codes.

(g) No global periods for surgical procedures shall be longer than the period then designated by CMS; provided that this limitation shall not restrict Company from establishing a global period for surgical procedures (except where CMS has determined a global period is not appropriate or has identified a global period not associated with a specific number of days).

(h) Company shall not automatically change a Code to one reflecting a reduced intensity of the service when such CPT® Code is one among or across a series that includes without limitation codes that differentiate among simple, intermediate and complex, complete or limited, and/or size.

(i) Not later than six (6) months after the Final Order Date, or as soon thereafter as is reasonably practicable, Company shall update its claims editing software at least once each year to (A) cause its claim processing systems to recognize any new CPT® Codes or any reclassifications of existing CPT® Codes as modifier 51 exempt since the previous annual update, and (B) cause its claim processing personnel to recognize any additions to HCPCS Level II Codes promulgated by CMS since the prior annual update. As to both clauses (A) and (B) above, Company shall not be obligated to take any action prior to the effective date of the additions or reclassifications. Nothing in this subparagraph shall be interpreted to require Company to recognize any such new or reclassified CPT® Codes or HCPCS Level II Codes as Covered Services under any Plan Member’s Plan, and nothing in this subparagraph shall be interpreted to require that the updates contemplated in (A) and (B) be completed at the same time; provided that (A) and (B) are each completed once each year.

(j) Nothing contained in this § 7.20 shall be construed to limit Company’s recognition of CPT® modifiers to those CPT® modifiers specifically addressed in this § 7.20.

7.21 EOB and Remittance Advice Content

(a) Not later than six (6) months after the Final Order Date or as soon thereafter as practicable, Company’s EOB forms shall contain at least the following information: (i) the name of and a number identifying the Plan Member, (ii) the date of service, (iii) the amount of payment for services provided,

(iv) any adjustment to the invoice submitted, and (v) a generic explanation of any adjustment to the invoice submitted. Each such EOB form, or documents provided by Company to a Plan Member along with each such EOB form, also shall specify an address and phone number for questions regarding the claim described on such EOB form. EOB contents must include the total amount originally billed by the Physician. Consistent with the desire that Plan Members receive accurate communications that do not disparage Non-Participating Physicians, each such EOB form shall indicate the amount, if any, for which the Physician may bill the Plan Member and shall state “Physician may bill you” such amount, if any, or contain substantially similar language, and shall not characterize disallowed amounts, if any, as unreasonable. Not later than six (6) months after the Final Order Date or as soon thereafter as practicable, the physician Remittance Advice or similar forms that Company sends to Physicians communicating the results of claims adjudications shall contain at least: (i) the name of and a number identifying the Plan Member, (ii) the date of service, (iii) the amount of payment per line item, (iv) the procedure code(s), (v) the amount of payment, (vi) any adjustment to the invoice submitted, (vii) a generic explanation of any adjustment of the invoice submitted that complies with HIPAA requirements, and (viii) any adjustment or change in any code on a line-by-line basis. Each such Physician Remittance Advice or similar form, or documents provided by Company to the Physician along with each such Physician Remittance Advice or similar form, also shall specify an address and phone number for questions by the Physician regarding the claim described on such Physician Remittance Advice or similar form. This paragraph is not intended and shall not be construed to limit Company’s right to replace Physician Remittance Advice or similar forms with electronic Remittance Advices or the equivalent, to the extent such electronic Remittance Advices or the equivalent provide similar information so long as Company complies with § 7.17(b).

(b) Physicians, Class Counsel, and Company agree that this Agreement is not intended to alter or change rights of a Non-Participating Physician to balance bill or bill the Plan Member at rates and on terms that are agreed to between the Non-Participating Physician and the Plan Member.

7.22 Overpayment Recovery Procedures

As of the Final Order Date, Company shall initiate or continue to take actions reasonably designed to reduce Overpayments. Such actions may include, without limitation, system enhancements to identify duplicate invoices prior to payment and construction and maintenance of one or more common physician databases for use in connection with payment of physician invoices. Company shall publish on the Public Website and the Provider Website an address and procedures for Physicians to return Overpayments. In addition, other than for recovery of duplicate payments, Company shall initiate Overpayment recovery efforts by providing Physicians with at least thirty (30) days written notice before engaging in additional Overpayment recovery efforts. Such notice shall include (i) the patient’s name, (ii) the service date, (iii) the payment amount received by Physician, and (iv) a reasonably specific explanation of the proposed adjustment (including, without limitation, procedure code where appropriate). Company shall not initiate Overpayment recovery efforts more than eighteen (18) months after the payment was received by Physician; provided, however, that no time limit shall apply to the initiation of Overpayment recovery efforts (a) based on a reasonable belief of fraud or other intentional misconduct, (b) required by a Self-Insured Plan, or (c) required by a state or federal government program. Notwithstanding the above, in the event that a Physician asserts a claim of underpayment, Company may defend or set off such claim based on Overpayments going back in time as far as the claimed underpayment. If a Physician requests an appeal within thirty (30) days of receipt of a request for repayment of an Overpayment, Company shall not require such Physician to repay the alleged Overpayment before such appeal is concluded.

7.23 Efforts to Improve Accuracy of Information about Eligibility of Plan Members

Commencing on the Final Order Date, Company shall initiate or continue to take actions reasonably designed to reduce Overpayments and claim denials resulting from inaccurate information about the eligibility of Plan Members. Such actions include, without limitation:

a. Working collaboratively with large third party administrators who handle customer eligibility to develop systems for collecting and transmitting eligibility information on a timely and accurate basis.

b. Developing scorecards for large third party administrators to track the timeliness of the information they deliver to Company.

c. Working collaboratively with large third party administrators to develop systems that extract Plan Member termination information directly from a payroll system.

d. Working collaboratively with plan sponsors and other group customers to increase (i) the percentage of customers transmitting eligibility information to Company in an electronic format and (ii) the frequency of the transmissions of eligibility files from the customer to Company.

e. Developing employee metrics for Company’s internal eligibility personnel to measure performance and reward behaviors that reduce the impact of retroactive termination of Plan Members on claims payments. Such performance measures may include, without limitation: (i) the timely delivery of reports to third party eligibility administrators/plan sponsors relating to terminated Plan Members; (ii) timely follow-up with such third party eligibility administrators/plan sponsors on such reports to verify the Plan Member’s termination; and (iii) timely error correction.

f. Contacting large group customers prior to their contract renewal date to determine to the extent practicable whether the customer intends to terminate or renew coverage.

g. Offering Physicians, and encouraging the use of, the ability to verify eligibility electronically.

h. Enhancing responses to eligibility inquiries to include co-pay and deductible information.

i. Offering employers, and encouraging the use of, electronic maintenance capabilities to facilitate updating of eligibility information.

It is understood that the foregoing activities may be effected by the Company in discrete geographic regions or portions of the Company’s business, with a view to evaluating their effectiveness in achieving the desired objectives. Company may reduce, discontinue, or expand such activities commensurate with their demonstrated effectiveness.

7.24 Responses to Physician Inquiries

Company has taken actions and expended significant amounts of money and other resources reasonably designed to improve the speed, accuracy and efficiency of responses to Physician inquiries and concerns. Such actions and expenditures include investments in new technology, enhanced employee training, departmental restructuring and re-designed work processes. Company shall continue with these and other efforts, where appropriate, to further improve the speed, accuracy and efficiency of responses to Physician inquiries and concerns, and shall make expenditures reasonably needed to achieve these goals.

7.25 Effect of Company Confirmation of Patient Procedure/Medical Necessity

Company agrees that if Company certifies that a proposed service is medically necessary for a particular Plan Member, Company shall not subsequently revoke that medical necessity determination absent evidence of fraud, evidence that the information submitted was materially erroneous or incomplete, or evidence of material change in the Plan Member’s health condition between the date that the certification was provided and the date of the service that makes the proposed service no longer medically necessary for such Plan Member. In the event that Company certifies the medical necessity of a course of treatment limited by number, time period or otherwise, then a request for services beyond the certified course of treatment shall be deemed to be a new request and Company’s denial of such request shall not be deemed to be inconsistent with the preceding sentence.

7.26 Electronic Connectivity

The Provider Website shall operate at times and with a degree of reliability comparable to that for Company’s other websites.

7.27 Information about Physicians Provided by Company

Information currently posted on the Public Website about individual Physicians or contained in printed materials prepared by Company is derived from data supplied by those Physicians and from applicable agreements between Company and Participating Physicians or their Physician Groups or Physician Organizations. Upon written notice of an inaccuracy sent to Company (pursuant to the direction as to how to give such notice that will be posted on the Provider Website), if Company does not dispute that there is an inaccuracy Company shall take steps reasonably necessary to ensure that the Public Website is updated within twenty (20) business days after receipt of such notice and that written materials are revised before the next edition of such materials is printed (to the extent there is sufficient time to make such revisions before the next printing) to reflect any corrections in the Physician information to make it accurate. Upon written notice that a Physician is incorrectly listed as a Participating Physician on the Public Website or in printed materials prepared by Company (pursuant to the direction as to how to give such notice that will be posted on the Provider Website), if Company does not dispute that there is an inaccuracy Company shall take steps reasonably necessary to delete any such erroneous reference from the Public Website within twenty (20) business days after receipt of such notice and from any written materials before the next edition of such materials is printed (to the extent there is sufficient time to make such revisions before the next printing), and Company shall make corresponding changes in systems affecting the level of payments and generation of EOBs within twenty (20) business days after receipt of such notice. If Company disputes that there is an inaccuracy, it will so notify the Physician within the same time periods specified above, including the basis on which it disputes that there is an inaccuracy.

7.28 Capitation and Physician Organization Specific Issues

(a) Capitation Reporting

Not later than 120 days after the Final Order Date, Company agrees to provide monthly reports to Participating Physicians, Physician Groups, or Physician Organizations that receive Capitation. These monthly reports will include membership information to allow reconciliation by Participating Physicians, Physician Groups, and Physician Organizations, as applicable, of per member per month Capitation payments, including Plan Member identification number or the equivalent, name, age, gender, monthly Capitation amount, primary care Physician, Enrollment Date, and, in the monthly report following an applicable change (e.g., selection of new primary care Physician) a report of such change, as well as an explanation of any deductions. Nothing in this Agreement shall prohibit the continuation or subsequent negotiation of different reporting requirements in an Individually Negotiated Contract.

(b) Payments for Plan Members under Capitation Who Do Not Select Primary Care Physician at Time of Enrollment

For a Plan Member who is enrolled in a Plan requiring selection of a Participating Physician, Physician Group or Physician Organization receiving Capitation, if a newly enrolled Plan Member does not make such selection upon Enrollment or within thirty (30) calendar days after the Enrollment Date, then within forty-five (45) calendar days after the Enrollment Date Company shall assign the Plan Member to a Participating Physician, Physician Group or Physician Organization randomly related to the Plan Member’s home address zip code or on the basis of another reasonable method developed by Company. Company shall pay Capitation to the assigned Participating Physician, Physician Group or Physician Organization in accordance with the applicable terms of such Participating Physician, Physician Group or Physician Organization’s agreement with Company, from the effective date of Enrollment. The Plan Member shall have the right thereafter to designate a Participating Physician, Physician Group or Physician Organization or to select a new Participating Physician, Physician Group or Physician Organization at any time in accordance with such Plan Member’s Plan, and Company shall pay Capitation to such Participating Physician, Physician Group or Physician Organization from the effective date of such designation or selection in accordance with the applicable terms of such Participating Physician, Physician Group or Physician Organization’s agreement with Company. Nothing herein shall require Company to pay Capitation on behalf of a Plan Member to more than one Participating Physician, Physician Group or Physician Organization for the same services during the same period of time.

(c) Company agrees that it shall not apply withholds or risk pools to Capitation arrangements except pursuant to Individually Negotiated Contracts.

7.29 Miscellaneous

(a) Gag Clauses

Company does not and shall not include in its contracts with Participating Physicians any provision limiting the free, open and unrestricted exchange of information between Participating Physicians and Plan Members regarding the nature of the Plan Member’s medical conditions or treatment and provider options and the relative risks and benefits and costs to the Plan Member of such options, whether or not such treatment is covered under the Plan Member’s Plan, and any right to appeal any adverse decision by Company regarding coverage of treatment that has been recommended or rendered. Company agrees not to penalize or sanction Participating Physicians in any way for engaging in any free, open and unrestricted communication with a Plan Member with respect to the foregoing subjects or for advocating for any service on behalf of a Plan Member.

(b) Ownership of Clinical Information

Company agrees that it does not own Clinical Information kept by Physicians; however, nothing in this provision or this Agreement is intended to or should be construed to convey to a Physician any property interest in (a) Company’s data or intellectual property, (b) products or services offered or provided by Company now or in the future, or (c) any business, systems or information management process that incorporates any such medical records or related data obtained by Company from such Physicians or any reports or data resulting from any such data or processes; provided, however, that nothing in this provision is intended or should be construed to limit or expand Company’s right to request and receive Clinical Information from Physicians.

(c) Arbitration

(i) With respect to any arbitration proceeding between Company and a Participating Physician who practices individually or in a Physician Group of less than six Physicians, Company agrees that it shall refund any applicable filing fees or arbitrators’ fees paid by such Physician in the event the Physician is the prevailing party with respect to such arbitration proceeding; provided, however, that this paragraph shall not apply with respect to any arbitration proceeding in which the Participating Physician purports to represent any Physician outside of his or her Physician Group.

(ii) Company agrees not to include language in any agreement with a Physician, Physician Group, or Physician Organization (A) requiring that any arbitration panel have multiple members, (B) preventing the recovery of any statutory or otherwise legally available damages or other relief in an arbitration proceeding, (C) restricting the statutory or otherwise legally available scope or standard of review, (D) completely prohibiting discovery; (E) shortening any statute of limitations, or (F) requiring that any arbitration proceeding occur more than 50 miles from the principal office of the Physician, Physician Group, or Physician Organization.

(d) Impact of this Agreement on Standard Form Agreements and Individually Negotiated Contracts.

(i) Company’s future standard form agreements with Participating Physicians shall not be inconsistent with the commitments and undertakings Company makes in this Agreement. To the extent that Company’s existing standard form agreements with Participating Physicians contain provisions inconsistent with the terms hereof, Company shall administer such agreements consistent with the terms set forth in this Agreement.

(ii) Where Company and a Participating Physician, Physician Group or Physician Organization have an Individually Negotiated Contract, this Agreement shall not modify or nullify the inconsistent terms of such Individually Negotiated Contract unless the Participating Physician, Physician Group or Physician Organization notifies Company in writing no later than sixty (60) days after notice of Preliminary Approval, specifically setting forth the terms it seeks to have modified or nullified by this Agreement; provided, however, that (1) with respect to Company’s use of Edits, Company shall administer Individually Negotiated Contracts consistent with the terms set forth in this Agreement and (2) the Agreement shall not modify or nullify the terms of Individually Negotiated Contracts with respect to those terms the Agreement expressly states either are unaffected by the Agreement or are controlled by Individually Negotiated Contracts.

(iii) With respect to Individually Negotiated Contracts executed after the Preliminary Approval Date of this Agreement, Company may agree with individual Participating Physicians, Physician Groups or Physician Organizations on terms that deviate from the terms of this Agreement relating to higher or customized rates, length of term of the contract, and/or other customized payment methodologies or as otherwise permitted under §§ 7.13(b), 7.13(c), 7.14(a), 7.14(b), 7.28(a), and 7.28(c). In addition, Company may agree with individual Participating Physicians, Physician Groups or Physician Organizations on terms that deviate from any other terms of this Agreement upon request of such individual Participating Physicians, Physician Groups or Physician Organizations.

(e) Impact of this Agreement on Covered Services

Notwithstanding anything to the contrary contained in this Agreement, nothing contained in this Agreement shall supercede or otherwise alter the scope of Covered Services of any Plan or require Company or any Plan to pay for services that are not Covered Services. In determining whether services provided to a Plan Member are Covered Services under a Self-Insured Plan, Company shall apply the definition of “Medically Necessary” (or any comparable term) contained in § 7.16(a) except with respect to the limited number of large Self-Insured Plans that require that a different definition of “Medically Necessary” (or any comparable term) be applied. With respect to such Self-Insured Plans, Company shall recommend that the definition of “Medically Necessary” (or any comparable term) contained in § 7.16(a) apply.

(f) Privacy of Records

Company shall safeguard the confidentiality of Plan Member Clinical Information in accordance with HIPAA, state and other federal law and any other applicable legal requirements. This undertaking shall not be the subject of a Compliance Dispute, provided, however, that Physicians may resort to remedial measures, if any, provided by HIPAA and state and other federal law and regulations to protect Physicians’ interests in the confidentiality of Plan Member Clinical Information.

(g) Pharmacy Risk Pools

Company shall not require the use of pharmacy risk pools. A “pharmacy risk pool” is an arrangement whereby amounts payable to a Participating Physician can be reduced due to pharmacy utilization by Plan Members.

(h) Ability of Physicians to Obtain “Stop Loss” Coverage from Insurers Other than Company

Company shall not restrict Physicians from purchasing stop loss coverage from insurers other than Company.

(i)	Pharmacy Provisions

Company shall disclose to Plan Members whether that Plan Member’s health plan uses a formulary and, if so, explain what a formulary is, how Company determines which prescription medications are included in the formulary, and how often Company reviews the formulary list. When Company provides pharmacy coverage, Company shall make formulary information available to Plan

Members. Company shall maintain the process, as reasonably amended, for covering medications not included in the formulary when medically necessary that is in place on the Execution Date. Company will continue to provide coverage for off-label uses of pharmaceuticals that have been approved by the FDA (but not approved for the prescribed use) provided that the drug is not contraindicated by the FDA for the off-label use prescribed, and that the drug has been proven safe, effective and accepted for the treatment of the specific medical condition for which the drug has been prescribed, as evidenced by supporting documentation in any one of the following (1) the American Hospital Formulary Service Drug Information or the United States Pharmacopeia Drug Information; or (2) results of controlled clinical studies published in at least two peer-reviewed national professional medical journals. Company shall retain the right to pre-certify coverage of specific medications for non-approved use. Company’s disclosure concerning pre-certification and potential restrictions on non-approved use of prescription medications shall be similar in substance to disclosure concerning formularies, as described above.

(j) Restrictive Endorsements

Where Company’s reimbursement of a Physician for services performed by that Physician is a partial payment of allowable charges, a Physician may negotiate a check with a “Payment in Full” or other restrictive endorsement without waiving the right to pursue a remedy available under this Agreement.

(k) Scope of Company’s Responsibilities

(i) The obligations undertaken by Company under § 7 of this Agreement shall be applicable only to those functions or activities performed directly by Company, its employees, and third parties (other than Delegated Entities) performing functions or activities on Company’s behalf. Company shall make a good faith effort to include in contracts entered into with Delegated Entities subsequent to the Final Order Date terms that are substantially equivalent to the terms of this Agreement; provided that Company shall not be liable under this Agreement in the event any Delegated Entity acts in a manner inconsistent with the terms of this Agreement.

(ii) The provisions of this Agreement shall apply to HealthLink only to the extent that Company has final decision-making authority with respect to the activity that is the subject of the applicable commitment under the Agreement.

(iii) The provisions of this Agreement shall apply to Company’s activities in connection with the BlueCard Program or any similar national account delivery program governed by the BCBSA (including but not limited to NASCO-to-NASCO arrangements) only to the extent that the Company is solely responsible for the activity, under any such program, that is the subject of the applicable commitment under the Agreement.

(iv) Company represents that it has reasonably investigated and has not identified any provision in § 7 of this Agreement that would cause Company to be in violation of any BCBSA requirements, rules or regulations. Company agrees that it will not encourage or support any change in BCBSA requirements, rules or regulations that would conflict with Company’s obligations under this Agreement. If Company becomes aware of any BCBSA requirement, rule or regulation that it must comply with but that is in conflict with any term of this Agreement, it will provide notice to the Plaintiffs and meet and confer with Plaintiffs’ counsel in an attempt to reach agreement as to the action to be taken, if any, to resolve the conflict. If, as a result of an agreement with Plaintiffs in Thomas, the BCBSA validly enacts a requirement, rule or regulation relating to business practice changes within the BlueCard Program or any similar national account delivery program governed by BCBSA (including but not limited to NASCO-to-NASCO arrangements), Company agrees to comply with such requirement, rule or regulation. Company shall not be required to take or refrain from taking any action pursuant to this Agreement that it believes would cause Company to be in violation of any BCBSA requirements, rules, or regulations and will provide the basis for such belief.

If Company believes it is unable to comply with any provision of this Agreement based on any BCBSA requirement, rule or regulation and provides a declaration stating the basis for such belief and the meet and confer process does not result in an agreement acceptable to Plaintiffs’ counsel, then Plaintiffs’ counsel may bring a proceeding before the Compliance Dispute Resolution Officer and the Compliance Dispute Resolution Officer shall have the jurisdiction to determine whether there is a comparable remedy to replace the one that Company believes it is unable to comply with and if so, to order that Company comply with such comparable provision for the remainder of the Effective Period. If Company believes it is unable to comply with the comparable replacement provision based on any BCBSA requirement, rule or regulation and provides a declaration stating the basis for such belief, then the parties will repeat the process set forth herein to obtain another comparable replacement provision.

(v) To the extent any settlement(s) of Thomas, as to some or all Thomas defendants, specifically imposes on, in the aggregate, ten (10) or more Blue Cross and/or Blue Shield licensees or plans who are defendants in the Thomas action a lesser obligation than that specifically set forth in § 7 regarding (1) programs offered or sponsored by any state or federal governmental entity other than in its capacity as an employer or (2) the obligations set forth in § 7.19 or § 7.20, Company may comply only with such lesser obligation.

(l) Copies of Contracts

Company shall provide a copy of its contract with a particular Participating Physician (including without limitation a contract with a Physician Organization or a Physician Group in which such Participating Physician participates) to such Participating Physician, upon receipt by Company of a written request by such Participating Physician to provide such copy, except in circumstances where Company is restricted from providing a Participating Physician with a copy of Company’s contract with a Physician Organization or Physician Group specifically because of terms contained in that contract. Company will not require that a restriction as described in the previous sentence be included in its contracts with Physician Organizations or Physician Groups.

(m) State and Federal Laws and Regulations

Nothing contained in § 7 of this Agreement is intended to or shall, in any way, reduce, eliminate, or supersede any Party’s obligation to comply with applicable provisions of relevant state and federal law and regulations. To the extent state or federal law or regulation imposes, with respect to a specific obligation created by § 7, a greater obligation than that specifically set forth in § 7, Company shall comply with said law or regulation. The Compliance Dispute resolution procedures contained in § 12 shall apply with respect to any alleged breach of an obligation created by the preceding sentence. Nothing in this § 7.29(m) is intended to give rise to or should be construed as giving rise to any private right of action for any violation of any federal or state law or regulation (whether under a breach of contract theory or any other theory) where federal or state law or regulation does not allow a Physician a right of action for such violation. The Compliance Dispute Review Officer shall not take any action inconsistent with any ruling, determination or directive by any court or regulatory agency. Any action taken by the Compliance Dispute Review Officer that is inconsistent with any subsequent ruling, determination or directive by any court or regulatory agency shall not be binding on Company as of the effective date of such subsequent ruling, determination or directive.

(n) Ability of Company to Modify Means of Disclosure

Company may alter the method or means by which it makes any disclosure or otherwise transmits information as described in, and required by, this Agreement, so long as Company reasonably believes, expects and intends that the newly-adopted means or method of disclosure or transmission is as effective or more effective than the means or method set forth in this Agreement.

(o) Limitations on Obligations of Non-Participating Physicians

No affirmative obligation that § 7 imposes on Physicians shall apply to any Non-Participating Physician unless and until, and then only to the extent that, such Non-Participating Physician pursues with Company a claim for payment on the Non-Participating Physician’s own behalf or such Non-Participating Physician pursues benefits under this Agreement, in which case any affirmative obligations that § 7 imposes on Physicians shall apply to such Non-Participating Physician with respect to such claim or such benefits.

(p) Limitation on Rental Networks

(i) Limitation on Renting the Company’s Networks—Disclosures Regarding Networks

Company agrees that it shall disclose on the applicable Provider Websites the identities of those entities to which it provides access to its network of Participating Physicians and for which (i) Company does not adjudicate claims or (ii) Company adjudicates claims but does not provide the EOB or Remittance Advice. The foregoing shall not apply to (A) the BlueCard Program or any similar national account delivery program governed by BCBSA, (B) arrangements between or among the Company’s subsidiaries, and (C) HealthLink or any other Subsidiary whose primary function is the rental of physician networks.

(ii) Limitation on Use of Rental Networks or Discounted Fee Schedules

Company agrees that, whenever it pays a Non-Participating Physician based upon a fee schedule established by another entity, (1) Company shall, upon request by such Non-Participating Physician, provide the name, address and telephone number of such entity and (2) Company shall disclose on each EOB or Remittance Advice, the identity of such entity in sufficient detail for the Physician to identify it; provided, however, that such obligation shall not apply to the BlueCard program or any similar national account delivery program governed by the BCBSA or where the identity of such entity is contained on a Plan Member’s identification card. In addition to the foregoing, Company agrees that it shall endeavor to include in contracts entered into with such entities following the Effective Date, an obligation on the part of such entities to furnish Non-Participating Physicians a copy, upon request, of the signed agreement showing that the Non-Participating Physician agreed to be bound by that entity’s fee schedule with respect to services provided to a Plan Member.

The Parties are precluded from using anything in this § 7.29(p) in connection with efforts to obtain legislative or regulatory changes, including but not limited to the subject of this section, the content of this section, or the relief in this section. The parties are free to pursue, support, or oppose any proposed legislative or regulatory changes related to the subject matter of this section.

(q) Effect of Assignment of Benefits

The existence, submission, and/or acceptance of an assignment of benefits authorization in favor of a Non-Participating Physician shall not preclude the Non-Participating Physician from collecting from the Plan Member the difference between the Non-Participating Physician’s full fee and the payment (if any) received by the Non-Participating Physician from the Company.

7.30 Compliance with Applicable Law and Requirements of Government Contracts

The obligations undertaken in § 7 herein shall be fulfilled by Company to the extent permissible under applicable laws and regulations, the terms and conditions of current and future government contracts, and applicable governmental directives. If, and during such time as, Company is unable to fulfill an obligation under § 7 to the extent contemplated by this Agreement because to do so would require governmental approval or action, Company shall perform such obligation to the extent permissible under applicable laws and regulations, the terms and conditions of current and future government contracts, and applicable governmental directives, and Company shall continue to fulfill its other obligations under § 7 to the extent permitted under applicable laws and regulations, the terms and conditions of current and future government contracts, and applicable governmental directives. To the extent that any governmental approval is required for any Party to fulfill an obligation under § 7, such Party shall make all reasonable efforts to obtain any necessary approvals from the appropriate governmental entities. For any obligation under § 7 that cannot be undertaken without governmental approval, the Effective Date as to that obligation shall be delayed until such approval is granted. Nothing in this § 7 shall apply to Company’s role as a carrier providing administrative services for the Medicare Part B program or to the Federal Employee Program. Notwithstanding the above, if as a result of an agreement with plaintiffs in Thomas the BCBSA makes commitments with respect to the Federal Employee Program that apply to Blue Cross and/or Blue Shield licensees, Company agrees to comply with such commitments on the same terms, conditions, and time frames as are applicable to other Blue Cross and/or Blue Shield licensees.

7.31 Estimated Value of § 7 Initiatives

Since the inception of these Actions and through the Termination Date, Company will have spent over $250,000,000.00 in order to implement and carry out the initiatives described in §§ 7.1, 7.2, 7.3, 7.7, 7.23, and 7.24 of this Agreement. Taking into account these expenditures and the other commitments regarding Company’s business practices set forth in § 7 of this Agreement, the Parties estimate that the approximate aggregate value of the initiatives and other commitments regarding Company’s business practices set forth in § 7 of this Agreement is in excess of the amount stated above.

7.32 Force Majeure

Company shall not be liable for any delay or non-performance of its obligations under this § 7 arising from any act of God, governmental act, act of terrorism, war, fire, flood, earthquake or other natural disaster, explosion or civil commotion. The performance of Company’s obligations under this § 7, to the extent affected by the delay, shall be suspended for the period during which the cause, or Company’s substantial inability to perform arising from the cause, persists.

7.33	Managed Care Issues Relating to Mental Health and Substance Abuse

a. Except where any applicable law or regulation requires a different definition, Company shall apply as to its current agreements and include in its future agreements with Participating Physicians the definition of Medical Necessity in § 7.16(a) with respect to mental health services, including treatment for psychiatric illness and substance abuse, subject to the terms and conditions of the Plan Member’s Plan; provided that in determining the clinical appropriateness of care, the following minimum standards relevant to mental health care must be met:

(i) There is a diagnosis as defined by standard diagnostic nomenclatures (DSM IV or its equivalent in ICD-9-CM) and an individualized treatment plan appropriate for the Plan Member’s illness or condition; and

(ii) There is a reasonable expectation that the Plan Member’s illness, condition, or level of functioning will be stabilized, improved, or maintained through ambulatory care, through treatment known to be effective for the Plan Member’s illness; custodial care is not typically a Covered Service; and

(iii) The mental health services are not primarily for the avoidance of incarceration of the Plan Member.

b. Company agrees that Participating Psychiatrists will be listed in Company’s provider directory, via the hard-copy directory, via the Company’s Public Website, via a “hot link” on Company’s Public Website, or otherwise. If a primary care Physician referral is required, Company will allow its primary care Participating Physicians to make referrals to Company’s Participating Psychiatrists, provided that any such referral is subject to the same referral requirements that apply to referrals to other Participating Physicians. Nothing in the preceding sentence shall be construed to remove or change any applicable Plan Member or Physician Precertification requirements.

c. Company agrees that, where a Psychiatrist has not entered into a different agreement with Company or the hospital or other mental health care facility where the services are rendered, and where Company has not entered into a different agreement with such hospital or mental health care facility, Company will separately consider and pay for Medically Necessary Covered Services provided to a Plan Member by the Psychiatrist, in accordance with the terms and conditions of the Member’s Plan.

d. Company adheres to applicable state “prudent layperson” laws which require payment of benefits for mental health services in the event of an emergency under prudent layperson standards. An emergency department Physician can make a decision regarding admission or physical or chemical restraints. Company agrees that, where a Physician has not entered into a different agreement with Company or the hospital or other mental health care facility where the services are rendered, and where Company has not entered into a different agreement with such hospital or mental health care facility, in the event of an emergency, Company will pay for Medically Necessary emergency care mental health Covered Services provided by Physicians in accordance with applicable prudent layperson standards, the definition of Medical Necessity in § 7.16(a), and the terms and conditions of the Plan Member’s Plan, and Company will pay for Medically Necessary mental health Covered Services provided by Physicians resulting from the admission in accordance with the definition of Medical Necessity in § 7.16(a) and the terms and conditions of the Plan Member’s Plan.

e. Company will post on its Provider Website an authorization form that Physicians providing mental health services to Plan Members may print or download to obtain Plan Member consent for release of Clinical Information to Company.

7.34 Annual Compliance Reporting

Company shall file annually a Certification that Company is in compliance with its obligations under § 7. If Company is not in compliance, Company shall identify how Company is not in compliance. In addition, Company shall file annually and within thirty (30) days after the Termination Date, a Certification containing or attaching the following information relating to the following sections of this Agreement:

7.5	Company’s standard pre-certification lists

7.6	A list of the dates on which Company mailed notices of material adverse changes to Participating Physicians

7.7	A summary of the initiatives Company implemented or employed to reduce claim resubmissions

7.8(b)	A summary of the efforts made by Company to cause its automated “bundling” and other claims payment rules to be consistent within each state

7.8(d)	A list of Company’s Significant Edits

7.8(d)(i)	A list of each customized Edit added to any standard claims editing software product at Company’s request

7.8(d)(ii)	A list of categories of claims as to which Company has determined that routine review of Clinical Information is appropriate

7.8(d)(iii)	A list of any circumstances as to which Company has determined that particular services or procedures, relative to modifiers 25 and 59, are not appropriately reported together with those modifiers

7.9(b)	A list of the dates of meetings of the Physician Advisory Committee and of the members of the Physician Advisory Committee

7.9(c)	A summary of any recommendations made to Company by the Physician Advisory Committee and Company’s response

7.10(b)(4)	The procedures for review developed by the Billing Dispute External Review Board

7.10(g)	A summary of any decisions issued by the Billing Dispute External Review Board

7.14(a)	A list of the dates of any annual revisions to Company’s standard fee schedules

7.14(b)	A list of the dates on which Company issued coverage statements with respect to any new technology or treatment or new use for an established technology or treatment recommended by a Physician Specialty Society

7.16(a)	The number of Adverse Medical Necessity Determinations sent to external review for final determination for the preceding calendar year and the percentage of such Adverse Medical Necessity Determinations that are upheld or reversed.

7.17(b)	A summary of Company’s policies and procedures regarding the appropriate format for claims submissions and requests for Clinical Information

7.21(a)	Copies of the forms of Company’s standard EOB form and Physician Remittance Advice

7.22	Copies of the forms of written notice provided to Physicians before initiating Overpayment recovery efforts

7.23	A summary of the actions initiated or continued to be taken by Company to improve accuracy of information about eligibility of Plan Members

7.24	A summary of the actions initiated or continued to be taken by Company to further improve the speed, accuracy and efficiency of responses to Physicians’ inquiries and concerns

7.26	A list of the dates (if any) that the Provider Website was substantially inoperable during the Effective Period

7.28(a)	Copies of the forms of the standard monthly reports provided by Company to Participating Physicians, Physician Groups, or Physician Organizations that receive Capitation

7.31	The approximate aggregate amount spent by Company during the year preceding the Certification in order to implement and carry out the initiatives described in §§ 7.1, 7.2, 7.3, 7.7, 7.23, and 7.24 of the Agreement and, to the extent practicable, a breakdown of such expenditures by category

8.	Other Settlement Consideration

In addition to the business initiatives set forth in § 7 of this Agreement, the settlement consideration shall include a contribution by Company to a charitable Foundation, as described in more detail in § 8.1, and a settlement fund for payment of claims to Class Members, which will be established and operated in accordance with the provisions of §§ 8.2 through 8.4.

8.1 Foundation

No later than ten (10) days after the Effective Date, Company shall contribute $5,000,000.00 to the Physicians’ Foundation for Health Systems Innovations, Inc. Additional funding shall be provided to the Foundation by the Settlement Fund in accordance with §§ 8.3 and 8.4 of this Agreement.

8.2 Settlement Fund

By no later than ten (10) days after Preliminary Approval, Company shall cause to be established an account for the administration of settlement payments to Class Members (the “Settlement Fund”), which account shall be governed by the terms of an escrow agreement to be entered into between Company and the escrow agent that is retained by Company to manage such account. No later than ten (10) days after the Effective Date, Company shall cause to be contributed to the Settlement Fund the amount of $135,000,000.00 (the “Settlement Amount”), by wire transfer in immediately available funds. Such payment shall be treated as a payment to a Qualified or Designated Settlement Fund under I.R.C. § 468B and the regulations or proposed regulations promulgated thereunder (including without limitation Treasury Reg. § 1.468B-1-5 or any successor regulation).

8.3 Responsibilities of the Settlement Administrator

The settlement administrator that is selected and retained by Company (the “Settlement Administrator”), under the joint supervision of Company and Class Counsel or their designees, and subject to the supervision, direction and approval of the Court, shall be responsible for the administration of the Settlement Fund. The responsibilities of the Settlement Administrator shall expressly include without limitation: (a) the determination of the eligibility of any Class Member to receive payment from the Settlement Fund and the amount of payment to be made to each Class Member, in accordance with the provisions of § 8.3 of this Agreement; (b) the determination as to whether the election of any Class Member to transfer a settlement payment to the Foundation has been authorized by such Class Member, in accordance with the provisions of § 8.3 of this Agreement; (c) the administration of an appropriate procedure for the adjudication of disputes that may arise with respect to the eligibility of a Class Member to receive a payment from the Settlement Fund or the amount of the payment authorized to be made by the Settlement Fund to any Class Member under the provisions of this Agreement; (d) the filing of any tax returns necessary to report any income earned by the Settlement Fund and the payment from the Settlement Fund, as and when legally required, of any tax payments (including interest and penalties) due on income earned by the Settlement Fund and to request refunds, when and if appropriate, with any such tax refunds that are issued to become part of the Settlement Fund; and (e) the compliance by the Settlement Fund with any other applicable law. The fees and expenses of the Settlement Administrator shall be paid by Company; provided that neither Company nor Class Counsel shall be responsible for any other costs, expenses or liabilities of the Settlement Fund.

(a) The portion of the Settlement Fund that will be available in the aggregate to satisfy claims by Retired Physicians (the “Retired Physician Amount”) shall be equal to the Settlement Amount multiplied by two times the quotient derived by dividing the number of Retired Physicians who file valid Proofs of Claim by the total number of Class Members. Each Retired Physician who files a valid Claim Form shall be entitled to receive a payment from the Settlement Fund equal to the Retired Physician Amount divided by the total number of Retired Physician valid Proofs of Claim.

(b) The amount remaining in the Settlement Fund after subtracting the Retired Physician Amount will be available in the aggregate to satisfy claims by Class Members other than Retired Physicians (the “Active Physician Amount”).

(c) Each Active Physician who files a valid Claim Form shall be entitled to receive payment from the Settlement Fund in an amount to be determined according to whether the Active Physician’s gross receipts for providing Covered Services to Company Plan Members during the three calendar year period of 2002, 2003 and 2004 were (x) less than $5,000, (y) at least $5,000 but less than $50,000, or (z) $50,000 or greater. For purposes of this determination, amounts received include amounts paid by Company or by Delegated Entities for providing Covered Services to Company Plan Members. The Settlement Administrator shall determine the category for each Active Physician based upon the certification in the Claim Form and/or such independent verification, if any, that the Settlement Administrator may undertake in its sole discretion.

(d) The Settlement Administrator shall determine the total number of Active Physicians who fall within each of the three categories set forth in § 8.3(c) and determine the total number of distribution shares (each a “Base Amount”) necessary to make distributions according to the following formula: The Active Physician Amount shall be allocated among Active Physicians who file valid Proofs of Claim such that each such Active Physician who falls within § 8.3(c)(x) shall be entitled to receive a single Base Amount, each such Active Physician who falls within § 8.3(c)(y) shall be entitled to receive five times the Base Amount and each such Active Physician who falls within § 8.3(c)(z) shall be entitled to receive ten times the Base Amount. A Class Member who files an otherwise valid Claim Form but does not certify whether they are a Retired or Active Physician or specify a category of gross receipts for Covered Services to Company Plan Members, shall be deemed to be entitled to a single Base Amount, and the Settlement Administrator has no obligation to pursue additional information about the Class Member’s status or amount of receipts.

(e) The Settlement Administrator shall establish procedures to permit an Active Physician to establish, through the submission of billing records or similar information, that he or she should fall into a category entitled to a higher payment from the Settlement Fund based on aggregate payments received for providing Covered Services to Company Plan Members over any other consecutive three-year period from January 1, 1996 through December 31, 2004.

(f) The Settlement Administrator shall determine the total number of Retired Physicians filing valid Claim Forms and divide that number into the Retired Physician Amount to determine the amount to distribute to each Retired Physician. The Settlement Administrator shall determine the total number of Active Physicians filing valid Claim Forms, calculate the total number of Base Amounts to be distributed for Active Physicians as set forth in § 8.3(d) above, and divide that number into the Active Physician Amount to determine the dollar value of each Base Amount to be distributed to each Active Physician according to the number of Base Amounts to which they are entitled under § 8.3(d). The result for each category shall determine the amount to be distributed to eligible Class Members submitting a valid Claim Form for each category.

(g) Each Class Member who files a valid Claim Form may elect either to receive the payment from the Settlement Fund or to direct that such amount be contributed on his, her or its behalf to the Foundation or to another foundation established by a Signatory Medical Society which is approved by Class Counsel and Company and set forth on the list of available foundations attached to the Claim Form.

(h) An eligible Class Member must submit a timely claim form (the “Claim Form”) to the Settlement Administrator using the Claim Form attached as Exhibit A hereto and in accordance with the instructions included in the Mailed Notice and in the Claim Forms in order for such Class Member to have a valid right to receive payment from the Settlement Fund. Promptly after receipt of all timely Claim Forms, the Settlement Administrator shall calculate the amount that is payable to, or on behalf of, each Class Member (or to the Foundation) pursuant to the provisions of § 8.3. Reasonably promptly upon completion by the Settlement Administrator of the calculations of the amounts that are payable, the Settlement Administrator shall cause the Settlement Fund to disburse payment to Class Members in each Category who or which submitted valid Claim Forms in accordance with § 8.3 or to the Foundation as directed by such Class Members. Any Class Member submitting a Claim Form shall, through the act of submitting that Claim Form, be subject to the jurisdiction of the Court for any related proceedings. Physician Groups and Physician Organizations shall be allowed to file Claim Forms on behalf of Physicians employed by or otherwise working with them at the time that the claims are made, without the necessity of individual signatures from the individual Physicians, but only if the Physician does not submit an individual claim on his/her own behalf.

8.4 Reversion to Foundation of Unclaimed Amounts

At a reasonable time determined by the Settlement Administrator not less than 120 days after all payments have been disbursed to Class Members or to the Foundation, at the direction of Class Members, in each case pursuant to § 8.3 of this Agreement, the Settlement Administrator shall determine the amount of unclaimed funds remaining in the Settlement Fund (e.g., uncashed checks), including interest earned on such funds after the payments have been disbursed but excluding taxes owed (the “Reversion Amount”). The Settlement Administrator shall provide written notice of the Reversion Amount to Company and Class Counsel and, no later than twenty (20) business days after providing such written notice, the Settlement Administrator shall cause the Settlement Fund to remit the Reversion Amount to the Foundation by wire transfer. Following the Settlement Administrator’s determination of the Reversion Amount, stop payment orders may be placed on all unclaimed funds, and no Class Member shall have any claim on the Settlement Fund or the Parties or their counsel or the Settlement Administrator thereafter.

8.5 Timing of Payments and Interest

Company’s payments pursuant to §§ 8.1 and 8.2 shall be made no later than ten (10) days after the Effective Date. The amount of each payment due shall be increased by the amount of interest accrued on each payment at the Interest Rate from the Preliminary Approval Date to the Effective Date, with no compounding.

8.6 Other Settlement Administration Provisions

(a) The Company’s payment of the Settlement Amount plus accrued interest into the escrow administered by the Settlement Administrator shall be treated as a payment to a Qualified or Designated Settlement Fund under I.R.C. § 468B and the regulations or proposed regulations promulgated thereunder (including without limitation Treasury Reg. § 1.468B-1-5 or any successor regulation).

(b) The Parties, Class Counsel and Company’s counsel shall not have any responsibility for, interest in, or liability whatsoever with respect to the investment of or distribution of the Settlement Fund. Parties, Class Counsel and Company’s counsel shall not have any responsibility for, interest in, or liability whatsoever with respect to the determination, administration, calculation, or payment of Proofs of Claim from the Settlement Fund (except as specifically described in this Agreement) or any losses incurred in connection therewith.

(c) The escrow agent(s) with whom the Settlement Fund is deposited shall invest the monies in those funds solely in interest bearing investments which the escrow agent(s) consider(s) to involve no substantial risk to payment of principal at maturity.

(d) No Person shall have any cause of action against the Plaintiffs, Class Counsel, the Settlement Administrator, Company, the Released Persons, or Company’s counsel, including any counsel representing Company in connection with these Actions, based on the administration or implementation of the Agreement or orders of the Court or based on the distribution of monies under the Agreement. In such circumstances, the sole remedy (other than those provided pursuant to the terms of the Agreement) is application to this Court for enforcement of the Agreement or order pursuant to § 12.

(e) The Settlement Administrator shall make appropriate reports under Internal Revenue Code § 1099 with respect to all payments it makes to Class Members under this Agreement. The Settlement Administrator shall file any tax returns necessary with respect to any income earned by the Settlement Fund and shall pay, as and when legally required to do so, any tax payments (including interest and penalties) due on income earned by such Fund, and shall request refunds, when and if appropriate, and shall apply any such refunds that are issued to the Settlement Fund to become a part thereof (or, if refunds are received after distribution, to the Foundation).

(f) If a Class Member submits a Claim Form requesting compensation under the wrong compensation category (e.g., a request under the Retired Physician Amount which should have been submitted as a request under the Active Physician Amount), the Settlement Administrator may at its sole discretion review the Claim Form under the provisions set forth herein for the correct settlement category unless the documentation submitted with said Claim Form is insufficient under those provisions.

(g) If the Final Order and Judgment is set aside or reversed in whole or in part for any reason (except for a matter found to be severable under § 13.8(c)), then at such time as the time for any appeal from the final order of set aside or reversal has elapsed (including without limitation any extension of time for the filing of any appeal that may result by operation of law or order of the Court) with no notice of appeal having been filed, all funds in the Settlement Fund, including interest accrued thereon, shall be released forthwith to Company.

9.	Attorneys’ Fees, and Representative Plaintiffs’ Fees

9.1 Company Shall Pay Attorneys’ Fees

Class Counsel intend to apply to the Court for an award of Attorneys’ Fees in an amount not to exceed $58,000,000.00, which application Company agrees not to oppose. Company shall pay such Attorneys’ Fees in the amount awarded by the Court up to but not exceeding such unopposed amount in accordance with § 9.3 of this Agreement. If the Court awards Attorneys’ Fees in excess of $58,000,000.00, Class Counsel, on behalf of themselves and the Class, hereby covenant and agree to waive, release and forever discharge the amount of any such excess award and to make no effort of any kind or description ever to collect same. The Attorneys’ Fees agreed to be paid pursuant to this provision are in addition to and separate from all other consideration and remedies paid to and available to the Class Members who have not validly and timely requested to Opt-Out of this Agreement. Company shall not be obligated to pay any attorneys’ fees or expenses incurred by or on behalf of any Releasing Party in connection with the Action, other than the payment of Attorneys’ Fees in accordance with this § 9.1.

9.2 Company Shall Pay Representative Plaintiffs’ Fees

In addition to Attorney’s Fees, Class Counsel intends to apply to the Court for an award of fees for each Representative Plaintiff in the amount of $7,500.00, which application Company agrees not to oppose. Company shall pay such fees to Representative Plaintiffs in the amount awarded by the Court up to but not exceeding such unopposed amount in accordance with § 9.3. If the Court awards fees to Representative Plaintiffs in excess of $7,500.00 each, Representative Plaintiffs, on behalf of themselves and the Class, hereby covenant and agree to waive, release and forever discharge the amount of any such excess award and to make no effort of any kind or description ever to collect same. The fees to Representative Plaintiffs agreed to be paid pursuant to this § 9.2 are in addition to the other consideration afforded the Class Members who have not validly and timely requested to Opt-Out of this Agreement. Company shall support the award of fees to Representative Plaintiffs up to $7,500.00 as reasonable and appropriate and shall not to object to such request nor appeal an award up to the amounts specified above. Such amounts are the only consideration and fees that Released Persons shall be obligated to give Class Counsel or Representative Plaintiffs as a result of prosecuting and settling these Actions, other than the additional express agreements made herein.

9.3 Timing of Fee Payments

Company’s payments pursuant to §§ 9.1 and 9.2 shall be made no later than ten (10) days after the Effective Date. The amount of each payment due shall be increased by the amount of interest accrued on each payment at the Interest Rate from the Preliminary Approval Date to the Effective Date, with no compounding.

10.	Application to Fully Funded and Self Funded Plans

This Agreement applies to Company’s conduct with respect to both Fully-Insured Plans and Self-Funded Plans, except as otherwise specified in this Agreement or provided by applicable law.

11.	Limited Liability

The Billing Dispute External Review Board or Boards (and its members and agents, if any), the Compliance Dispute Facilitator (and his agents, if any), the Internal Compliance Officer (and his agents, if any) and the Compliance Dispute Review Officer (and his agents, if any) do not owe a fiduciary duty to the Class Members, the Representative Plaintiffs, or Company. The Parties shall ask the Court to grant the Billing Dispute External Review Board, the Compliance Dispute Facilitator (and his agents, if any), the Internal Compliance Officer (and his agents, if any) and the Compliance Dispute Review Officer (and his agents, if any) limited immunity from liability to the effect that the above-mentioned (and their members and agents, if any) shall be liable only for willful misconduct and gross negligence.

12.	Compliance Disputes Arising Under This Agreement

12.1 Jurisdiction

(a) Compliance Dispute Facilitator.

All Compliance Disputes shall be directed not to the Court nor to any other state court, federal court, arbitration panel or any other binding or non-binding dispute resolution mechanism but to the Compliance Dispute Facilitator to be designated by Class Counsel. Company shall publish on the Public Website the name and address of the Compliance Dispute Facilitator. The proposed Final Order and Judgment shall provide that no state or federal court or dispute resolution body of any kind shall have jurisdiction over any enforcement of § 7 of this Agreement at any time, including without limitation through any form of review or appeal, except to the extent otherwise provided in this Agreement.

(b) Compliance Dispute Review Officer.

Pursuant to §§ 12.3 and 12.6, and subject to §§ 12.4 and 12.5, the Compliance Dispute Facilitator shall refer Compliance Disputes that satisfy the requirements of § 12.3(b) to the Compliance Dispute Review Officer for resolution. The Compliance Dispute Review Officer shall be appointed by mutual agreement of Company and Class Counsel within 30 days of the Preliminary Approval Date, or such later date as may be mutually agreed by Company and Class Counsel. If the Compliance Dispute Review Officer is no longer able to serve in such role for any reason, then a replacement shall be chosen by mutual agreement of Class Counsel, or their designee, and Company. If Class Counsel, or their designee, and Company cannot mutually agree on such replacement Compliance Dispute Review Officer, such replacement Compliance Dispute Review Officer shall be a Person to be agreed upon by Company and Class Counsel prior to the Effective Date (the “First Alternate”). If the First Alternate is unable or unwilling to serve in such role for any reason, then such replacement Compliance Dispute Review Officer shall be a Person to be agreed upon by Company and Class Counsel prior to the Effective Date (the “Second Alternate”). If the Second Alternate is unable or unwilling to serve in such role for any reason, then such Compliance Dispute Review Officer shall be a Person to be agreed upon by Company and Class Counsel prior to the Effective Date.

(c) Fees and Costs.

Company shall pay the reasonable hourly fees and costs of the Compliance Dispute Facilitator and the Compliance Dispute Review Officer for services on compliance disputes with Company. If the parties are unable to reach agreement regarding the fees and costs of the Compliance Dispute Facilitator and the Compliance Dispute Review Officer, either party may apply to the Court for relief relating exclusively to this § 12.1(c).

12.2 Who May Petition the Compliance Dispute Facilitator

The following may petition the Compliance Dispute Facilitator (each a “Petitioner”):

(a) any Class Member who has not validly and timely requested to Opt-Out of this Agreement and who contends that Company has materially failed to perform specific obligations under § 7 of this Agreement, and that such Class Member is adversely affected by Company’s failure to comply with such specific obligations under § 7; and

(b) any Signatory Medical Society.

(c) Nothing in subsections (a) and (b) of this § 12.2 is intended or shall be construed to limit the remedies that the Compliance Dispute Review Officer may order pursuant to § 12.6(f) herein.

12.3 Procedure for Submission, and Requirements, of Compliance Disputes

(a) Compliance Dispute Claim Form

Before the Compliance Dispute Facilitator may consider a Compliance Dispute, a Petitioner must submit a properly completed Compliance Dispute Claim Form, attached hereto as Exhibit C and approved by the Court, to the Compliance Dispute Facilitator, who shall promptly provide a copy of such Compliance Dispute Form to Company The Compliance Dispute Claim Form may include supporting documentation or affidavit testimony. The Compliance Dispute Claim Form attached hereto as Exhibit C shall be made available by the Compliance Dispute Facilitator to Class Members upon request.

(b) Qualifying Submissions

When the Compliance Dispute Facilitator is petitioned pursuant to § 12.2(a) or (b) of this Agreement, in order for the Compliance Dispute Facilitator to refer the Compliance Dispute to the Compliance Dispute Review Officer, the Compliance Dispute Facilitator must determine that:

(1) the Petitioner has satisfied the requirements of § 12.2;

(2) the Petitioner has submitted a properly completed submission not later than ninety (90) days after such Compliance Dispute arose or after the petitioner reasonably became aware of the Dispute, whichever is later; and

(3) in the Compliance Dispute Facilitator’s judgment, the Petitioner’s Compliance Dispute

(a) is not frivolous,

(b) cannot be easily resolved by the Compliance Dispute Facilitator without the intervention of the Compliance Dispute Review Officer, and

(c) is not properly the subject of a proceeding pursuant to §§ 7.10 or 7.11 of this Agreement.

If the Compliance Dispute Facilitator determines that the Petitioner’s Compliance Dispute is properly the subject of an alternative dispute resolution proceeding pursuant to §§ 7.10 or 7.11 of this Agreement, the Compliance Dispute Facilitator shall expressly inform the Petitioner of the External Review procedures available to such Petitioner.

12.4 Rejection of Frivolous Claims

The Compliance Dispute Facilitator may reject as frivolous, and the Compliance Dispute Review Officer shall not hear, any Compliance Dispute that the Compliance Dispute Facilitator determines in his or her sole and absolute discretion to be frivolous, filed for nuisance purposes, or otherwise without merit on its face. The Compliance Dispute Facilitator may issue a written explanation or a written order of the grounds for denial of Petitioner’s Compliance Dispute. Petitioner shall have no right to appeal the Compliance Dispute Facilitator’s decision.

12.5 Dispute Resolution Without Referral to Compliance Dispute Review Officer

If in the Compliance Dispute Facilitator’s judgment Petitioner’s Compliance Dispute can be resolved using available resources without the invocation of the Compliance Dispute Review Officer’s authority, the Compliance Dispute Facilitator shall refer the Petitioner to the appropriate resources or otherwise assist in the resolution of Petitioner’s Dispute. All Parties agree that dispute resolution without invocation of the Compliance Dispute Review Officer’s authority is preferable, and all Parties further agree to assist the Compliance Dispute Facilitator in these efforts.

12.6 Procedure for Compliance Dispute Review Officer Determination of Compliance Disputes

(a) Optional Initial Negotiation and Mediation.

In the event the Compliance Dispute Facilitator has determined pursuant to §§ 12.2 – 12.5 that the Compliance Dispute Review Officer should resolve a particular Compliance Dispute, the Compliance Dispute Facilitator shall notify the Compliance Dispute Review Officer, Petitioner and Company of such determination and the basis therefor. Unless the Petitioner specifies otherwise, the Compliance Dispute Facilitator shall serve as the Petitioner’s representative in the Compliance Dispute process thereafter with respect to such Compliance Dispute. If the Petitioner, the Facilitator and the Company agree, the Compliance Dispute Review Officer shall then direct the Petitioner and Company to convene negotiations at a time and place agreeable to both so that they may reach agreement on whether a breach of Company’s obligations under § 7 of this Agreement has occurred and, if so, what remedy, if any, should be implemented. At these negotiations, the Compliance Dispute Review Officer shall, if requested by both Petitioner and Company, serve as a non-binding mediator. If the Petitioner and Company cannot resolve the Compliance Dispute within 90 days of the date of the determination and notification by the Compliance Dispute Facilitator that the Compliance Dispute Review Officer should resolve the Compliance Dispute, then they shall so inform the Compliance Dispute Review Officer.

(b) Memoranda to Compliance Dispute Review Officer.

If the Compliance Dispute Review Officer has been notified pursuant to § 12.6(a) that no agreement has been reached through negotiation or if the parties have not agreed to participate in the optional initial negotiations and mediation under § 12.6(a), the Compliance Dispute Review Officer shall request written memoranda from the Petitioner and Company as to the merits of the Compliance Dispute and appropriate remedies for such Compliance Dispute. The Petitioner shall have 15 days from the date of the Compliance Dispute Review Officer’s request to submit its memorandum and appropriate supporting exhibits, and Company shall respond within 15 days after Company’s receipt of Petitioner’s memorandum and accompanying exhibits. Requests for extensions of time for the submission of such materials must be submitted to the Compliance Dispute Review Officer no less than five (5) days before the date the memoranda and supporting exhibits in question are due and shall be granted only for good cause shown. The filing of such a request shall toll the time for submitting a memorandum and supporting exhibits until such time as the request for extension has been granted or denied.

(c) Oral Argument Concerning Compliance Dispute.

Petitioner or Company may, at the time of submission of the memoranda described in § 12.6(b), request oral argument before the Compliance Dispute Review Officer on the subject of the Compliance Dispute and appropriate remedies, if any. If either the Petitioner or Company so requests, the Compliance Dispute Review Officer shall hear such argument at a time and place convenient to the Compliance Dispute Review Officer, the Petitioner, and Company, and shall accept and consider any evidence relevant to the Compliance Dispute introduced at the hearing.

(d) Decisions by the Compliance Dispute Review Officer.

In resolving a Compliance Dispute, the Compliance Dispute Review Officer shall decide, based on the written submissions, oral argument and any other relevant evidence that the Compliance Dispute Review Officer in his or her sole discretion deems necessary, (i) whether the Compliance Dispute Facilitator properly determined pursuant to §§ 12.3 and 12.4 that the Compliance Dispute should be heard by the Compliance Dispute Review Officer and, if so, (ii) whether Company has failed to comply with its obligations under § 7 of this Agreement, and if so, direct what actions are to be taken by Company to obtain compliance. In no event shall the Compliance Dispute Review Officer direct that Company spend amounts or take actions above or below Company’s obligations under § 7 of this Agreement for any violations of this Agreement, including without limitation any systemic violation under § 12.6(f). The Compliance Dispute Review Officer must base his or her decision solely on the evidence received with respect to the Compliance Dispute and not on anything outside the record, and must, at the time he or she announces his or her decision, issue a written opinion setting forth the basis of the decision.

(e) Rehearing by the Compliance Dispute Review Officer.

After the Compliance Dispute Review Officer has issued a written opinion in accordance with § 12.6(d), the Petitioner or Company, or both, may petition the Compliance Dispute Review Officer within ten (10) days from receipt of the decision, in writing, for rehearing on the question of whether a § 7 violation has occurred and whether the remedies (if any) required by the Compliance Dispute Review Officer are appropriate. The Compliance Dispute Review Officer may deny the petition for rehearing or issue a new written opinion after considering such a petition.

(f) Systemic Violations.

If the Compliance Dispute Review Officer determines that Company is engaged in a systemic violation of its obligations under § 7 of this Agreement, then the Compliance Dispute Review Officer may order appropriate remedies only as necessary and designed to obtain compliance with the terms of this Agreement.

(g) Finality of the Compliance Dispute Review Officer’s Decision.

Upon the issuance of the Compliance Dispute Review Officer’s decision after a rehearing, if any, the decision of the Compliance Dispute Review Officer shall be final unless appealed to the Court, and the Compliance Dispute Review Officer’s decision shall not be appealed by Petitioner or Company to any other federal court, any state court, any state medical society, any arbitration panel or any other binding or non-binding dispute resolution mechanism. In the event that Petitioner or Company seeks review in the Court of a final decision of the Compliance Dispute Review Officer, the Court shall consider only whether the Compliance Dispute Review Officer’s final decision was “arbitrary, capricious, an abuse of discretion, or otherwise not in accordance with law,” as defined by 5 U.S.C. § 706(2)(A), and/or whether the decision was contrary to or inconsistent with the second sentence of § 12.6(d) of this Agreement. If and only if the Court finds the final decision was “arbitrary and capricious, an abuse of discretion, or otherwise not in accordance with law,” or that the decision was contrary to or inconsistent with the second sentence of § 12.6(d) of this Agreement, the Court may remand the Compliance Dispute to the Compliance Dispute Review Officer for further proceedings.

(h) Enforcement by the Court.

If the Compliance Dispute Review Officer certifies that either Company or Petitioner is not in compliance with any final decision issued or remedy ordered by the Compliance Dispute Review Officer following any appeal as provided in § 12.6(g) above, such Person shall have 30 days from the date of such certification to cure the non-compliance. If after such 30 day period, the Person is not in compliance and the Compliance Dispute Review Officer certifies that the Person has failed to cure the non-compliance during such 30 day period, the other Person (Company or Petitioner, as the case may be) may petition the Court for enforcement.

12.7 Internal Compliance Officer

In addition to and separate from the Compliance Dispute Review Officer and the Compliance Dispute Facilitator, Company shall designate an “Internal Compliance Officer” to generally monitor and facilitate Company’s compliance with the obligations set forth in this Agreement. The Internal Compliance Officer shall report to Company’s president, chief executive officer, general counsel, or senior vice president of internal audit and compliance (“Senior Management”) and shall take whatever steps and conduct whatever compliance checks and investigations as he and Senior Management deem reasonably necessary and appropriate to monitor Company’s compliance with this Agreement. Within 30 days after the end of each calendar year during the Effective Period, the Internal Compliance Officer shall file a written report with the Compliance Dispute Review Officer, the Compliance Dispute Facilitator, and Class Counsel summarizing the Internal Compliance Officer’s activities during the prior year and containing the information specified in § 7.34, and shall simultaneously provide a copy of such report to the Physician Advisory Committee. Each annual report shall contain all the certifications required in the Certification to be filed at the end of the Effective Period; provided that following the initial annual report, subsequent reports may incorporate by reference any materials in prior year’s reports that remain operative and have not been amended during the interim.

13.	Release, Covenant Not to Sue, and Bar Order

13.1 Discharge of All Released Claims

(a) Upon the Effective Date, the “Released Parties,” which shall include Company and each of its present and former parents, present and former wholly-owned Subsidiaries, present and former divisions and Affiliates and each of their respective current or former officers, directors, employees, agents, insurers and attorneys (and the predecessors, heirs, executors, administrators, legal representatives, successors and assigns of each of the foregoing), and all persons who provided claims processing services, software, proprietary guidelines or technology to Company or its Subsidiaries and Affiliates, and those contracted agents processing claims on their behalf, together with each such person’s or entity’s predecessors or successors (but only to the extent of such person’s or entity’s services and work done pursuant to contract with Company or its Subsidiaries or Affiliates), but excluding all Delegated Entities, shall be released and forever discharged by the Signatory Medical Societies and all Class Members who have not validly and timely requested to Opt-Out of this Agreement, and by their respective heirs, executors, agents, legal representatives, professional corporations, partnerships, assigns, and successors, but only to the extent such claims are derived by contract or operation of law from the claims of Class Members, (collectively, the “Releasing Parties”) from any and all causes of action, judgments, liens, indebtedness, costs, damages, obligations, attorneys’ fees, losses, claims, liabilities and demands of whatever kind or character (each a “Claim”), arising on or before the Effective Date, that are, were or could have been asserted against any of the Released Parties by reason of, arising out of, or in any way related to any of the facts, acts, events, transactions, occurrences, courses of conduct, representations, omissions, circumstances or other matters referenced in the Actions, whether any such Claim was or could have been asserted by any Releasing Party on its own behalf or on behalf of other Persons, or to the business practices that are the subject of § 7. This includes, without limitation and as to Released Parties only, any aspect of any Fee for Service Claim submitted by any Class Member to Company, and any claims of any Class Member related to or based upon any Capitation agreement between Company and any Class Member or other person or entity, or the delay, nonpayment or amount of any Capitation payments by Company, and any allegation that other defendants in the Actions and/or Company have conspired with, aided and abetted, or otherwise acted in concert with other managed care organizations, other health insurance companies, Delegated Entities and/or other third parties with regard to any of the facts, acts, events, transactions, occurrences, courses of conduct, representations, omissions, circumstances or other matters referred to in the Actions, or with regard to Company’s liability for any other demands for payment submitted by any Class Member to such other managed care organizations, health insurance companies, Delegated Entities and/or other third parties.

(b) The Releasing Parties further agree to forever abandon and discharge any and all Claims that exist now or that might arise in the future against BCBSA and/or any Blue Cross and/or Blue Shield licensee or wholly-owned subsidiary of such licensee, which Claims arise from, or are based on, conduct by any of the Released Parties that occurred on or before the Effective Date and are, or could have been, alleged in the Complaints, whether any such Claim was or could have been asserted by any Releasing Party on its own behalf or on behalf of other Persons. Except as provided in § 13.4(b), nothing in this Agreement is intended to relieve any Person or entity that is not a Released Party from responsibility for its own conduct or conduct of other Persons who are not Released Parties, or to preclude any Representative Plaintiff from introducing any competent and admissible evidence to the extent consistent with §§ 13.8(d), 14, and 16.

(c) The claims and rights released and discharged pursuant to §§ 13.1(a) and 13.1(b), subject to the exception regarding Retained Claims contained in § 13.6, shall be referred to collectively as “Released Rights” or “Released Claims.”

13.2 Covenant Not to Sue

(a) The Releasing Parties and each of them agree and covenant not to sue or prosecute, institute or cooperate in the institution, commencement, filing, or prosecution of any suit or proceeding in any forum based upon or related to any Released Claim against any Released Party.

(b) Notwithstanding any other provision of this Agreement (including, without limitation, this §13.2), nothing in this Agreement shall be deemed to in any way impair, limit, or preclude the Releasing Parties’ rights to enforce any provision of this Agreement, or any court order implementing this Agreement, in a manner consistent with the terms of the Agreement.

13.3 Bar Order

It is an essential element of the Agreement that Company obtain the fullest possible release from further liability to anyone relating to the Released Claims, and it is the intention of the parties to this Agreement that the Agreement eliminate all further risk and liability of Company relating to the Released Claims. Accordingly, the Parties agree that the Court shall include in the Final Order a Bar Order that meets all of the following requirements:

(a) The Releasing Parties are permanently enjoined from: (i) filing, commencing, prosecuting, intervening in, participating in (as class members or otherwise) or receiving any benefits from any lawsuit, arbitration, administrative or regulatory proceeding or order in any jurisdiction based on any or all Released Claims against one or more Released Parties; (ii) instituting, organizing class members in, joining with class members in, amending a pleading in or soliciting the participation of class members in, any action or arbitration, including but not limited to a purported class action, in any jurisdiction against one or more Released Parties based on, involving, or incorporating, directly or indirectly, any or all Released Claims, and (iii) filing, commencing, prosecuting, intervening in, participating in (as class members or otherwise) or receiving any benefits from any lawsuit, arbitration, administrative or regulatory proceeding or order in any jurisdiction based on an allegation that an action taken by Company, which is in compliance with the provisions of the Settlement Agreement, violates any legal right of any member of the Class.

(b) The Releasing Parties are permanently barred and enjoined from filing, commencing, prosecuting, intervening in, participating in (as class members or otherwise) or receiving any benefits from any lawsuit, arbitration, administrative or regulatory proceeding or order in any jurisdiction based on any and all Claims that exist now or that might arise in the future against BCBSA, which Claims relate to in any way, arise from, or are based on, conduct by any of the Released Parties that occurred on or before the Effective Date and are, or could have been, alleged in the Complaints, whether any such Claim was or could have been asserted by any Releasing Party on its own behalf or on behalf of other Persons.

(c) All persons, including without limitation all defendants named in the Complaints other than Released Parties, who are, have been, could be, or could have been alleged to be joint tortfeasors, co-tortfeasors, co-conspirators, or co-obligors with the Released Parties or any of them respecting the Released Claims or any of them, are hereby, to the maximum extent permitted by law, barred and permanently enjoined from making, instituting, commencing, prosecuting, participating in or continuing any Claim, claim-over, cross-claim, action, or proceeding, however denominated, regardless of the allegations, facts, law, theories or principles on which they are based, in this Court or in any other court or tribunal, against the Released Parties or any of them with respect to the Released Claims, including without limitation equitable, partial, comparative, or complete contribution, set-off, indemnity, assessment, or otherwise, whether by contract, common law or statute, arising out of or relating in any way to the Released Claims. All such claims are hereby fully and finally barred, released, extinguished, discharged, satisfied, and made unenforceable to the maximum extent permitted by law, and no such claim may be commenced, maintained, or prosecuted against any Released Party. Any judgment or award obtained by a Class Member against any such defendant or third party shall be reduced by the amount or percentage, if any, necessary under applicable law to relieve Company or any Released Party of all liability to such defendants or third parties on such barred claims. Such judgment reduction, partial or complete release, settlement credit, relief, or setoff, if any, shall be in an amount or percentage sufficient under applicable law as determined by the Court to compensate such defendants or third parties for the loss of any such barred claims against Company or any Released Party. Nothing in this paragraph shall be construed to bar any person who is alleged to be a joint tortfeasor, co-tortfeasor, co-conspirator, or co-obligor with any of the Released Parties from instituting, commencing, prosecuting, or participating in any claim, claim-over, cross-claim, action, or proceeding, however denominated, against a Released Party in any litigation in which claims against the Released Party are not released and discharged pursuant to this order (“Non-Released Litigation”); provided however, that such persons may serve discovery on a Released Party in Non-Released Litigation only to the extent such discovery is directed solely to the allegations in such litigation. Where the claims of a person who is, has been, could be, or could have been alleged to be a joint tortfeasor, co-tortfeasor, co-conspirator or co-obligor with a Released Party respecting the Released Claims have been barred and permanently enjoined by this § 13.3, the claims of Released Parties against that person respecting those Released Claims are similarly fully and finally barred, released, extinguished, discharged, satisfied and made unenforceable to the maximum extent permitted by law.

13.4 Dismissal With Prejudice

(a) The Releasing Parties shall take all steps necessary to dismiss the Actions with prejudice as to Released Parties. It is the Parties’ intention that such dismissal shall constitute a final judgment on the merits to which the principles of res judicata shall apply to the fullest extent of the law as to the Released Parties.

(b) Representative Plaintiffs and Class shall dismiss without prejudice all claims for monetary relief against BCBSA asserted in Thomas including but not limited to all claims for damages, restitution, and attorneys’ fees, by the filing of a motion for leave to amend the complaint to remove BCBSA as a defendant in Counts I and II of that complaint, while leaving BCBSA as a defendant in Count III, which seeks injunctive and declaratory relief only. The motion shall be in substantially the form attached hereto as Exhibit H, and include a proposed Amended Complaint in substantially the form attached hereto as Exhibit H1 and a proposed Order in substantially the form attached hereto as Exhibit H2, and shall be filed within five business days of the Preliminary Approval Date of this Agreement. Representative Plaintiffs and Class agree not to amend the complaint at a later point in time to assert claims for monetary relief against BCBSA unless it is impossible for the Effective Date to occur. Upon the Effective Date, the amendment of Plaintiffs’ complaint pursuant to this paragraph shall constitute a dismissal with prejudice of Representative Plaintiffs’ and Class’ claims for monetary relief against BCBSA without further order of the Court.

13.5 Waiver of California Civil Code § 1542

With respect to all Released Claims, the Releasing Parties and each of them agree that they are expressly waiving and relinquishing to the fullest extent permitted by law (a) the provisions, rights, and benefits conferred by § 1542 of the California Civil Code, which provides:

“A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.”

and (b) any law of any state or territory of the United States, federal law or principle of common law, or of international or foreign law, which is similar, comparable or equivalent to § 1542 of the California Civil Code. Each Class Member who has not validly and timely requested to Opt-Out of this Agreement and each Signatory Medical Society may hereafter discover facts other than or different from those which he, she or it knows or believes to be true with respect to the claims which are the subject matter of the provisions of §13, but each such Class Member and each Signatory Medical Society hereby expressly waives and fully, finally and forever settles and releases, upon the entry of Final Order and Judgment, any known or unknown, suspected or unsuspected, contingent or non contingent claim with respect to the subject matter of the provisions of § 13, whether or not concealed or hidden, without regard to the discovery or existence of such different or additional facts.

13.6 Retained Claims

Notwithstanding the foregoing, the Releasing Parties are not releasing claims for payment (each a “Retained Claim” and, collectively, the “Retained Claims”) for Covered Services provided to Plan Members prior to or on the Effective Date as to which, as of the Effective Date, (i) no claim with respect to such Covered Services has been submitted to Company; provided that the applicable period for filing such claim has not elapsed; or (ii) a claim with respect to such Covered Services has been filed with Company but such claim has not been finally adjudicated by Company. For purposes of clause (ii), above, final adjudication shall mean completion of Company’s internal appeals process. In the event that a claim referred to in clause (ii) is finally adjudicated less than thirty (30) days prior to the Effective Date, such claim shall constitute a Retained Claim if a Physician seeks relief under § 7.10 not later than ninety (90) days after notice of such final adjudication, but otherwise such claim shall constitute a Released Claim. Retained Claims shall be resolved pursuant to the appropriate remedial provisions of this Agreement.

13.7 Covenant Not to Sue in Any Other Forum

Upon the Effective Date and through the Termination Date, each Releasing Party shall be deemed to have covenanted and agreed not to sue with respect to, or assert, against any Released Person, in any forum (i) any Retained Claim or (ii) any Compliance Dispute, which respectively shall be asserted and pursued only pursuant, to the provisions of this Agreement (it being understood that this § 13.7 shall not apply to any claims that arise within twenty (20) days before the Termination Date that could not reasonably be presented or resolved pursuant to the procedures set forth in this Agreement; provided that any such claim shall be prosecuted on an individual basis only and not otherwise).

13.8 Non-Released Persons and Non-Released Claims

(a) Except as provided in § 13.4(b), nothing in this Agreement is intended to relieve any Person that is not a Released Party from responsibility for its own conduct or conduct of other Persons who are not Released Parties for claims that are not Released Claims. Nothing in this Agreement is intended to preclude any Representative Plaintiffs from introducing any competent and admissible evidence to the extent consistent with §§ 13.8(d), 14.5, and 16.

(b) Nothing in this Agreement prevents the Representative Plaintiffs and Class from pursuing claims to hold any person or party that is not either a Released Party, BCBSA, or a Blue Cross and/or Blue Shield licensee or wholly-owned Subsidiary of such licensee liable for damages caused by any Released Party.

(c) Section 13.8(b) of this Agreement is intended to be severable. Should it be found illegal or invalid by any court for any reason, it shall be severable from the remainder of this Agreement, and the remainder of this Agreement shall be unchanged and shall be read as if it did not contain the § 13.8(b).

(d) If Plaintiffs, the Class or any Class Members pursue claims against any person or party for damages allegedly caused by any Released Person, any finding, judgment, opinion or other result from such proceeding under any circumstances (i) shall not be deemed, construed or asserted as a finding, judgment, opinion or result against any Released Person; (ii) shall not be deemed, construed or asserted as res judicata, collateral estoppel or similar doctrines against any Released Person; and (iii) shall not be admitted or considered as evidence against or used for any purpose against any Released Party in any judicial, administrative, regulatory, arbitration proceeding or any other forum.

13.9 Irreparable Harm

The Parties agree that Company shall suffer irreparable harm if a Releasing Party takes action inconsistent with §§ 13.1, 13.2, 13.3, 13.4 and/or 13.7, and that in that event Company may seek an injunction from the Court as to such action without further showing of irreparable harm.

13.10 Legislative Changes

Nothing contained in this Agreement is intended, or shall be construed, to preclude any Party from seeking legislative or regulatory changes as to matters addressed herein or from seeking to enforce any such changes using any available legal remedy.

14.	Stay of Discovery, Termination, and Effective Date of Agreement

14.1 Suspension of Discovery

(a) Until the Preliminary Approval Order has been entered, including the stay of discovery as to the Released Persons in the form contained therein, the Releasing Parties and Class Counsel covenant and agree that Class Counsel shall not pursue discovery against the Released Persons and shall not in any way subsequently argue that the Released Persons have failed to comply with their discovery obligations in any respect by reason of the Released Persons’ suspension of discovery efforts following the Execution Date and all pre-trial proceedings in the Actions against the Released Parties shall be stayed.

(b) Upon entry of the Preliminary Approval Order, all proceedings against or concerning Company in the Actions, other than proceedings as may be necessary to carry out the terms and conditions of the Settlement, shall be stayed and suspended until further order of the Court. The Preliminary Approval Order shall also bar and enjoin all members of the Class from commencing or prosecuting any action asserting any Released Claims, and stay any actions or proceedings brought by any member of the class asserting any Released Claims. In the event the Final Order and Judgment is not entered or is reversed for any reason, or this Agreement terminates for any reason, the Parties shall not be deemed to have waived any rights with respect to proceedings in the Actions that arise during the period of the stay and shall have a full and fair opportunity to present any position in any such proceedings.

14.2 Right to Terminate this Agreement

If, at the Preliminary Approval Hearing or within 30 days thereafter, the Court does not enter the Preliminary Approval Order and approve the Mailed Notice, the Published Notice and the Claim Form submitted to the Court pursuant to § 4 of this Agreement, in each case in substantially the same form as Exhibits A, D, E, and F, each of Class Counsel and Company shall have the right, in the sole and absolute discretion of such Party, to terminate this Agreement by delivering a notice of termination to the other, it being understood that, notwithstanding the foregoing, if the Court does not grant the stay as provided in § 14.1 and the interim injunction with respect to the Tag Along Actions, each in the form contained in the Preliminary Approval Order, Company may in its sole and absolute discretion terminate this Agreement by delivering a notice of termination to Class Counsel. In the event of any termination pursuant to the terms hereof, the Parties shall be restored to their original positions, except as expressly provided herein.

14.3 Notice of Termination

If the Court has not entered the Final Order and Judgment substantially in the forms attached hereto as Exhibits C1-4 before the commencement of trial in Shane I or Shane II or the date that is 180 calendar days after the Preliminary Approval Date, whichever comes first, each of Class Counsel and Company may, in the sole and absolute discretion of such Party, terminate this Agreement by delivering a notice of termination to the other.

14.4 Effective Date

If the Final Order and Judgment is entered by the Court and the time for appeal from all of such orders and judgment has elapsed (including without limitation any extension of time for the filing of any appeal that may result by operation of law or order of the Court) with no notice of appeal having been filed, the “Effective Date” shall be the next business day after the last date on which notice of appeal could have been timely filed. If the Final Order and Judgment is entered and an appeal is filed as to any of them, the “Effective Date” shall be the next business day after the Final Order and Judgment, is affirmed, all appeals are dismissed, and no further appeal to, or discretionary review in, any Court remains.

14.5 Suspension of Discovery After Preliminary Approval Date

From and after the Preliminary Approval Date, the Releasing Parties and Class Counsel covenant and agree that the Releasing Persons and Class Counsel shall not pursue discovery or any other proceedings against the Released Parties. Nothing contained herein shall preclude the Releasing Parties or Class Counsel from introducing and relying on otherwise admissible evidence as to non-Released Parties and non-Released Claims.

14.6 Termination Date of Agreement

This Agreement shall terminate (the “Termination Date”) upon the earlier to occur of (i) termination of this Agreement by any Party pursuant to the terms hereof and (ii) the four-year anniversary of the Preliminary Approval Date. Effective on the Termination Date, the provisions of this Agreement shall immediately become void and of no further force and effect and there shall be no liability under this Agreement on the part of any of the Parties, except for willful or knowing breaches of this Agreement prior to the time of such termination; provided that in the event of a termination of this Agreement as contemplated by clause (ii) of this § 14.6, (a) the provisions of §§ 13.1, 13.2, 13.3, 13.4, 13.5, 13.7 and 13.8 and §§ 15, 16, 17, 18, and 19 shall survive such termination indefinitely, (b) the provisions of § 7.10 and § 7.11 shall survive such termination only with respect to, and only for so long as is necessary to resolve, any Billing Disputes that are in the process of being resolved by the Billing Dispute External Review Board as of the date of such termination and any disputes described in § 7.11 that are being resolved pursuant to the External Review process as of the date of such termination and (c) the provisions of §§ 12.1 through 12.6 shall survive such termination only with respect to, and only for so long as is necessary to resolve, any Compliance Disputes that are in the process of being resolved by the Compliance Dispute Review Officer as of the date of such termination. On the Termination Date, all of Company’s obligations under this Agreement shall be satisfied. Except as provided below in this § 14.6, no decision or ruling of the Compliance Dispute Review Officer shall have any force on the Parties after the Termination Date and Company shall be under no obligation to continue performance of any kind under this Agreement. Company may, in its sole and absolute discretion, elect to continue after the Termination Date, the implementation of various business practices described in this Agreement. Company also may, where it has a good faith basis, and notwithstanding any Implementation Date date in § 7 of this Agreement or in Exhibit G hereto, delay the implementation, in whole or in part, of any provision of this Agreement upon notice to Class Counsel, in which case, and only to the extent that implementation of a provision of this Agreement has been delayed, the term of the Agreement shall be extended with respect to the delayed provision for a period of time equal to the length of the delay. If Class Counsel believe that Company has willfully delayed implementation, in whole or in part, of any material provision of this Agreement without providing notice to Class Counsel pursuant to the preceding sentence, then they may petition the Compliance Dispute Resolution Officer for a recommendation that, to the extent implementation of such a provision was delayed, the term of the Agreement be extended with respect to the delayed provision for a period of time equal to the length of the willful delay. Upon a finding of willful delay and a recommendation by the Compliance Dispute Resolution Officer, Class Counsel may petition the Court for an extension of the Effective Period equal to the length of the willful delay with respect to the delayed provision, but only to the extent that implementation of such provision was delayed.

15.	Related Provider Track Actions

15.1 Ordered Stays and Dismissals in Tag-Along Actions

As to any action brought by or on behalf of Class Members that asserts any claim that as of the Effective Date would constitute a Released Claim against Company, other than the Actions, that has been, or will in the future, be consolidated as a tag-along action or otherwise with the Provider Track actions under MDL Docket No. 1334 (the “Tag-Along Actions”), Representative Plaintiffs, the Signatory Medical Societies, Class Counsel and Company shall cooperate to obtain an order of the Court, to be included in the Preliminary Approval Order, providing for the interim stay of all proceedings as to Company in each such action pending entry of the Final Order and Judgment. In addition, no later than ten (10) business days after the Effective Date, Representative Plaintiffs, the Signatory Medical Societies, Class Counsel and Company shall jointly apply for orders from the Court dismissing each of the Tag-Along Actions with prejudice as to Company; provided that no such dismissal order shall be sought with respect to any Tag-Along Action with respect to any named plaintiff that has timely submitted an Opt-Out request.

15.2 Certain Related State Court Actions

As to any action that is now pending, hereafter may be filed in or remanded to any state court that asserts any Released Claim against Company on behalf of any Releasing Party, the Representative Plaintiffs, the Signatory Medical Societies and Class Counsel agree that they will cooperate with Company, and file all documents necessary, (a) to obtain an interim stay of all proceedings against Company in any such state court action and (b) on or promptly after the Effective Date, to obtain the dismissal with prejudice of any such action, other than with respect to any named plaintiff in such action that has submitted a valid and timely Opt-Out.

15.3 Other Related Actions

As to any action not referred to in §§ 15.1 or 15.2 that is now pending or hereafter may be filed in any court that asserts any of the Released Claims against Company on behalf of any Class Member who has not timely submitted a valid and timely Opt-Out request, Representative Plaintiffs, the Signatory Medical Societies and Class Counsel agree that they will cooperate with Company, to the extent reasonably practicable, in Company’s effort to seek relief from the Court or the forum court to obtain the interim stay and dismissal with prejudice of such action as to Company to the extent necessary to effectuate the other provisions of this Agreement.

16.	Not Evidence; No Admission of Liability

In no event shall this Agreement, in whole or in part, whether effective, terminated, or otherwise, or any of its provisions or any negotiations, statements, or proceedings relating to it in any way be construed as, offered as, received as, used as or deemed to be evidence of any kind in the Actions, in any other action, or in any judicial, administrative, regulatory or other proceeding, except in a proceeding to enforce this Agreement. Without limiting the foregoing, neither this Agreement nor any related negotiations, statements or proceedings shall be construed as, offered as, received as, used as or deemed to be evidence, or an admission or concession of liability or wrongdoing whatsoever or breach of any duty on the part of Company, the other defendants in the Actions, the Representative Plaintiffs or the Signatory Medical Societies, or as a waiver by Company, the other defendants in the Actions, the Representative Plaintiffs or the Signatory Medical Societies of any applicable defense, including without limitation any applicable statute of limitations. None of the Parties waives or intends to waive any applicable attorney-client privilege or work product protection for any negotiations, statements or proceedings relating to this Agreement. This provision shall survive the termination of this Agreement.

17.	Entire Agreement; Amendment

17.1 Entire Agreement

This Agreement, including its Exhibits, contains an entire, complete, and integrated statement of each and every term and provision agreed to by and among the Parties; it is not subject to any condition not provided for herein. This Agreement supersedes any prior agreements or understandings, whether written or oral, between and among Representative Plaintiffs, Class Members, Class Counsel, Company and the Signatory Medical Societies regarding the subject matter of the Actions or this Agreement. This Agreement shall not be modified in any respect except by a writing executed by Class Counsel and the Company.

17.2 Amendment Generally

This Agreement may be amended or modified only as provided in by a written instrument signed by or on behalf of Company and Class Counsel (or their successors in interest) and approved by the Court, or as set forth in § 17.3.

17.3 Amendment for Change in Circumstances

In the event Company encounters a change in circumstances that will cause performance or maintenance of one or more provisions of this Agreement to become impractical, it will provide notice thereof to Class Counsel with an explanation of the changed circumstances and the proposed change in the Agreement. For this purpose, “impractical” shall mean a change in circumstances that would place Company at a meaningful competitive or operational disadvantage, or would make performance or maintenance unduly burdensome, or would, on account of new technology, make continued performance or maintenance inefficient or less cost-effective relative to use of the new technology. A settlement in the Actions at any time following Preliminary Approval on terms materially more favorable for the other settling defendant than for Company, including but not limited to terms relating to coding and payment, exclusions of government programs or treatment of Delegated Entities and/or Individually Negotiated Contracts, may constitute such a change of circumstances and Company may initiate the process described in this § 17.3 at that time. Within thirty (30) days of the date of such notice, counsel for Company and Class Counsel will meet and confer regarding the proposed change and will attempt in good faith to reach an agreement thereon. In this process, Company and Class Counsel will consider whether there is a more efficient way in which to fulfill the intent of the applicable aspect of the Agreement. If agreement is reached, Company and Class Counsel will jointly apply to the Court for a modification of this Agreement. If within thirty (30) days after the date of the initial meeting of Company and Class Counsel, agreement has not been reached, then Company may apply to the Court for a modification of this Agreement.

18.	No Presumption Against Drafter

None of the Parties shall be considered to be the drafter of this Agreement or any provision hereof for the purpose of any statute, case law, or rule of interpretation or construction that would or might cause any provision to be construed against the drafter hereof. This Agreement was drafted with substantial input by all Parties and their counsel, and no reliance was placed on any representations other than those contained herein. The Parties agree that this fully integrated Agreement shall be construed by its own terms and not by referring to, or considering, the terms of any other settlement agreement between plaintiffs and another defendant in the Actions.

19.	Captions and Headings

The use of captions and headings in this Agreement is solely for convenience and shall have no legal effect in construing the provisions of this Agreement.

20.	Continuing Jurisdiction and Exclusive Venue

20.1 Continuing Jurisdiction

Except as otherwise provided in this Agreement, it is expressly agreed and stipulated that the United States District Court for the Southern District of Florida shall have exclusive jurisdiction and authority to consider, rule upon, and issue a final order with respect to suits, whether judicial, administrative or otherwise, which may be instituted by any Person, individually or derivatively, with respect to this Agreement. This reservation of jurisdiction does not limit any other reservation of jurisdiction in this Agreement nor do any other such reservations limit the reservation in this subsection.

Except as otherwise provided in this Agreement, Company, each Signatory Medical Society and each Class Member who has not validly and timely requested to Opt-Out of this Agreement hereby irrevocably submits to the exclusive jurisdiction and venue of the United States District Court for the Southern District of Florida for any suit, action, proceeding, case, controversy, or dispute relating to this Agreement and/or Exhibits hereto and negotiation, performance or breach of same.

20.2 Parties Shall Not Contest Jurisdiction

In the event of a case, controversy, or dispute arising out of the negotiation of, approval of, performance of, or breach of this Agreement, and solely for purposes for such suit, action or proceeding, to the fullest extent that they may effectively do so under applicable law, the Parties irrevocably waive and agree not to assert, by way of motion, as a defense or otherwise, any claim or objection that they are not subject to the jurisdiction of such Court, or that such Court is in any way an improper venue or an inconvenient forum. Furthermore, the Parties shall jointly urge the Court to include the provisions of this § 20 in its Final Order and Judgment approving this Agreement.

21.	Cooperation

Representative Plaintiffs, Class Counsel and Company agree to move that the Court enter an order to the effect that should any Person desire any discovery incident to (or which the Person contends is necessary to) the approval of this Agreement, the Person must first obtain an order from the Court that permits such discovery.

22.	Counterparts

This Agreement may be executed in counterparts, each of which shall constitute an original. Facsimile signatures shall be considered valid signatures as of the date hereof, although the original signature pages shall thereafter be appended to this Agreement.

23.	Additional Signatory Medical Societies

The Parties agree that, from and after the date of this Agreement, additional medical societies may elect to execute a signature page to this Agreement and thereby agree to be bound by the provisions of this Agreement that are applicable to Signatory Medical Societies. Upon such execution of a signature page, each such additional medical society shall be deemed to be a Signatory Medical Society for all purposes of this Agreement and shall be bound by all of the provisions of this Agreement that are applicable to Signatory Medical Societies.

24.	Successors and Assigns

The provisions of this Agreement shall be binding upon and inure to the benefit of Company and its respective successors and assigns; provided that Company may not assign, delegate or otherwise transfer any of its rights or obligations under this Agreement to a third party that is not a successor or affiliate without the consent of Class Counsel. The provisions of this Agreement shall not apply with respect to Lumenos, Inc. or any corporation, business, or other entity acquired by Company after the Preliminary Approval Date, and Company shall have no obligations under this Agreement with respect to such corporation, business, or entity or the business operations of such corporation, business, or entity after the Preliminary Approval Date.

25.	Governing Law

This Agreement and all agreements, exhibits, and documents relating to this Agreement shall be construed under the laws of the State of Florida, excluding its choice of law rules.

EXECUTED and DELIVERED on July 11, 2005.

COMPANY:

WELLPOINT, INC. (FORMERLY KNOWN AS ANTHEM, INC.)	ANTHEM HEALTH PLANS OF KENTUCKY, INC.

/s/ ANGELA F. BRALY	/s/ ANGELA F. BRALY
Name: Angela F. Braly Esq.	Name: Angela F. Braly, Esq.
Title: Executive Vice President and General Counsel

BLUE CROSS OF CALIFORNIA	ANTHEM HEALTH PLANS OF MAINE, INC.

/s/ ANGELA F. BRALY	/s/ ANGELA F. BRALY
Name: Angela F. Braly, Esq.	Name: Angela F. Braly, Esq.

ROCKY MOUNTAIN HOSPITAL AND MEDICAL SERVICE, INC.	RIGHTCHOICE MANAGED CARE, INC. (D/B/A BLUE CROSS AND BLUE SHIELD OF MISSOURI)

/s/ ANGELA F. BRALY	/s/ ANGELA F. BRALY
Name: Angela F. Braly, Esq.	Name: Angela F. Braly, Esq.

COMMUNITY INSURANCE COMPANY	ANTHEM HEALTH PLANS OF NEW HAMPSHIRE, INC.

/s/ ANGELA F. BRALY	/s/ ANGELA F. BRALY
Name: Angela F. Braly, Esq.	Name: Angela F. Braly, Esq.

ANTHEM HEALTH PLANS, INC.	ANTHEM HEALTH PLANS OF VIRGINIA, INC.

/s/ ANGELA F. BRALY	/s/ ANGELA F. BRALY
Name: Angela F. Braly, Esq.	Name: Angela F. Braly, Esq.

ANTHEM INSURANCE COMPANIES, INC.	BLUE CROSS BLUE SHIELD OF WISCONSIN

/s/ ANGELA F. BRALY	/s/ ANGELA F. BRALY
Name: Angela F. Braly, Esq.	Name: Angela F. Braly, Esq.

BLUE CROSS AND BLUE SHIELD OF GEORGIA, INC

/s/ ANGELA F. BRALY
Name: Angela F. Braly, Esq.

REPRESENTATIVE PLAINTIFFS:

/s/ J. KEVIN LYNCH, M.D.	/s/ JOHN WEST, M.D. BY SAM WITHERS WITH EXPRESS AUTHORITY
J. Kevin Lynch, M.D.	John West, M.D.

/S/ KAREN LAUGEL, M.D.	/S/ MARK VRANA, M.D.
Karen Laugel, M.D.	Mark Vrana, M.D.

/S/ STEVEN LEVINSON, M.D.	/S/ WILLIAM ROBERT SMITH, JR., M.D.
Steven Levinson, M.D.	William Robert Smith, Jr.

/S/ KENNETH A. THOMAS, M.D.	/S/ DR. ANDRES MELENDEZ DEDOS
Kenneth A. Thomas, M.D.	Dr. Andres Melendez Dedos

/S/ MANUAL PORTH, M.D.	/S/ JULIO TALEISNIK, M.D.
Manual Porth, M.D.	Julio Taleisnik, M.D.

/S/ GLENN KELLY, M.D.	/S/ ROGER WILSON, M.D.
Glenn Kelly, M.D.	Roger Wilson, M.D.

/S/ LEONARD KLAY, M.D.
Leonard Klay, M.D.

/S/ CHARLES B. SHANE, M.D.	/S/ MARTIN MORAN, M.D.
Charles B. Shane, M.D.	Martin Moran, M.D.

/S/ JEFFREY BOOK, D.O.	/S/ H. ROBERT HARRISON, PH.D., M.D.
Jeffrey Book, D.O.	H. Robert Harrison, Ph.D., M.D.

/S/ ANDRES TALEISNIK, M.D.	/S/ LANCE R. GOODMAN, M.D.
Andres Taleisnik, M.D.	Lance R. Goodman, M.D.

/S/ THOMAS BACKER, M.D.	/S/ JONATHAN D. WINNER, M.D.
Thomas Backer, M.D.	Jonathan D. Winner, M.D.

SIGNATORY MEDICAL SOCIETIES:

CONNECTICUT STATE MEDICAL SOCIETY	CALIFORNIA MEDICAL ASSOCIATION

/S/ TIMOTHY B. NORBECK	/S/ CATHERINE I. HANSON
Name: Timothy B. Norbeck	Name: Catherine I. Hanson
Title: Executive Director	Title: Vice President & General Counsel

/S/ JACK LEWIN, M.D.
Name: Jack Lewin, M.D.
Title: Chief Executive Officer

EL PASO COUNTY MEDICAL SOCIETY	MEDICAL ASSOCIATION OF GEORGIA

/S/ CAROL A. WALKER	/S/ DAVID A. COOK
Name: Carol A. Walker	Name: David A. Cook
Title: Executive Vice President	Title: Executive Director

TEXAS MEDICAL ASSOCIATION	FLORIDA MEDICAL ASSOCIATION

/S/ DONALD P. WILCOX	/S/ JOHN M. KNIGHT
Name: Donald P. Wilcox	Name: John M. Knight
Title: General Counsel	Title: General Counsel

RHODE ISLAND MEDICAL SOCIETY	LOUISIANA STATE MEDICAL SOCIETY

/S/ FREDRIC V. CHRISTIAN, M.D.	/S/ JOSEPH D. BUSBY, JR., MD
Name: Fredric V. Christian, M.D.	Name: Joseph D. Busby, Jr., MD
Title: President	Title: President

NORTHERN VIRGINIA MEDICAL SOCIETIES	COLEGIO DE MEDICOS Y CIRUJANOES DE PUERTO RICO

/S/ RUSSELL C. LIBBY, M.D.	/S/ MARISSEL VELAZQUEZ
Name: Russell C. Libby, M.D.	Name: Marissel Velazquez
Title: Former Chair Council of Northern Virginia Medical Societies Former President, Fairfax County Medical Society	Title: President

SOUTH CAROLINA MEDICAL ASSOCIATION	NORTH CAROLINA MEDICAL SOCIETY

/S/ JOHN K. DELOACHE	/S/ ROBERT WILLIAM SELIGSON
Name: John K. DeLoache	Name: Robert William Seligson
Title: General Counsel	Title: Executive Vice President/CEO

SIGNATORY MEDICAL SOCIETIES (CONTINUED):

HAWAII MEDICAL ASSOCIATION	NEBRASKA MEDICAL ASSOCIATION

/S/ INAM RAHMAN, M.D.	/S/ KRYNN KELLER BUCKLEY, M.D.
Name: Inam Rahman, M.D.	Name: Krynn Keller Buckley, M.D.
Title: President	Title: President

MEDICAL SOCIETY OF NEW JERSEY	WASHINGTON STATE MEDICAL ASSOCIATION

/S/ LAWRENCE DOWNS	/S/ THOMAS J. CURRY
Name: Lawrence Downs	Name: Thomas J. Curry
Title: Director of Public Health & Staff Counsel	Title: Executive Director/CEO

TENNESSEE MEDICAL ASSOCIATION	NEW HAMPSHIRE MEDICAL SOCIETY

/S/ DONALD H. ALEXANDER	/S/ PALMER P. JONES
Name: Donald H. Alexander	Name: Palmer P. Jones
Title: Chief Executive Officer	Title: Executive Vice President

CLASS COUNSEL:

LAW OFFICES OF ARCHIE C. LAMB, LLC	STEWART TILGHMAN FOX & BIANCHI

/S/ ARCHIE C. LAMB	/S/ JAMES B. TILGHMAN, JR.
Name: Archie C. Lamb	Name: James B. Tilghman, Jr.
Title: Vice President

KOZYAK TROPIN & THROCKMORTON, P.A.	WHATLEY DRAKE, LLC

/S/ JANET L. HUMPHREYS FOR	/S/ JOE R. WHATLEY, JR.
Name: Harley S. Tropin, Esq.	Name: Joe R. Whatley, Jr.
Title: Partner	Title: Member

DOFFERMYRE, SHIELDS, CANFIELD, KNOWLES & DEVINE	MILBERG WEISS BERSHAD & SCHULMAN

/S/ RALPH J. KNOWLES, JR.	/S/ EDITH M. KALLAS
Name: Ralph J. Knowles, Jr.	Name: Edith M. Kallas
Title: Partner

EYSTER KEY TUBB WEAVER & ROTH	WIGGINS CHILDS QUINN & PANTAZIS

/S/ NICHOLAS ROTH	/S/ DENNIS G. PANTAZIS
Name: Nicholas Roth	Name: Dennis G. Pantazis
Title: Partner	Title: Member

FOOTE & MEYERS	WHITE ANDREWS ARNOLD & DOWD

/S/ ROBERT M. FOOTE	/S/ J. MARK WHITE
Name: Robert M. Foote	Name: J. Mark White
Title: Partner

GRAY WHITE & WEISS	DRUBNER HARTLEY & O’CONNOR

/S/ GRAY WHITE & WEISS	/S/ JAMES E. HARTLEY
Name: Janice M. Weiss, Esq.	Name: James E. Hartley
Title: Attorney at Law	Title: Partner

SAVERI & SAVERI	LOWE, MOBLEY & LOWE

/S/ R. ALEXANDER SAVERI	/S/ JEFFREY A. MOBLEY
Name: R. Alexander Saveri	Name: Jeffrey A. Mobley
Title: Partner

PODHURST ORSECK, P.A.

/S/ JANET L. HUMPHREYS FOR
Name: Aaron Podhurst